Exhibit 2.1

EXECUTION COPY

ACQUISITION AGREEMENT

dated as of

June 28, 2012

between

ORIENTAL FINANCIAL GROUP INC.

and

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

relating to the purchase and sale

of

100% of the Common Stock

of each of

BBVA PR HOLDING CORPORATION

and

BBVA SECURITIES OF PUERTO RICO, INC.

i

TABLE OF CONTENTS (cont.)

TABLE OF CONTENTS (cont.)

TABLE OF CONTENTS (cont.)

TABLE OF CONTENTS (cont.)

Schedules

Buyer Disclosure Schedules

Seller Disclosure Schedules

Exhibit A – Preliminary list of transition services

Exhibit B – Form of base agreement for Transition Services Agreement

Exhibit C – Form of Merger Agreement

v

ACQUISITION AGREEMENT

AGREEMENT (this “Agreement”) dated as of June 28, 2012 between Oriental Financial Group Inc., a Puerto Rico corporation (“Buyer”), and Banco Bilbao Vizcaya Argentaria, S.A., a limited liability company incorporated in Spain (“Seller”).

W I T N E S S E T H :

WHEREAS, Seller is the record and beneficial owner of (i) 20,755,889 shares (the “HoldCo Transferred Shares”) of common stock, par value $8.00 per share (the “HoldCo Common Stock”), of BBVA PR Holding Corporation, a corporation incorporated under the laws of Puerto Rico (“HoldCo”), which HoldCo Transferred Shares represent all of the outstanding shares of HoldCo Common Stock, and (ii) 805,000 shares (the “Broker-Dealer Transferred Shares”) of common stock, par value $1.00 per share (the “Broker-Dealer Common Stock”), of BBVA Securities of Puerto Rico, Inc., a corporation incorporated under the laws of Puerto Rico (“Broker-Dealer”), which Broker-Dealer Transferred Shares represent all of the outstanding shares of Broker-Dealer common Stock;

WHEREAS, HoldCo is the record and beneficial owner of (i) 20,755,889 shares (the “PR Subsidiary Shares”) of common stock, par value $8.00 per share (the “PR Common Stock”), of Banco Bilbao Vizcaya Argentaria Puerto Rico, a state-chartered bank organized under the laws of Puerto Rico (“PR Bank”, which term shall include the surviving bank following the Bank Merger (as defined below)), which PR Subsidiary Shares represent all of the outstanding shares of PR Common Stock, and (ii) 2,500 shares (the “Seguros Subsidiary Shares”) of common stock, par value $100.00 per share (the “Seguros Common Stock”), of BBVA Seguros, Inc., a corporation incorporated under the laws of Puerto Rico (“Seguros”, and collectively with HoldCo, PR Bank and Broker-Dealer, the “Companies”), which Seguros Subsidiary Shares represent all of the outstanding shares of Seguros Common Stock;

WHEREAS, Seller desires to sell the HoldCo Transferred Shares and the Broker-Dealer Transferred Shares (together, the “Transferred Shares”) to Buyer, and Buyer desires to purchase the Transferred Shares from Seller, upon the terms and subject to the conditions hereinafter set forth, and on the Closing Date (as defined herein) following the purchase and sale of the Transferred Shares, Buyer intends to merge PR Bank (the “Bank Merger”) with its insured depository institution Subsidiary (“Buyer Bank”); and

WHEREAS, (i) prior to the date hereof, Buyer entered into agreements (“Subscription Agreements”) with investors to sell an aggregate of $84,000,000 of Non-Cumulative Convertible Perpetual Preferred Stock of Buyer and (ii) following the date hereof, Buyer intends to issue and sell at least $66,000,000 of additional equity and/or equity-linked securities (which may be in one or more tranches) (the capital raise referred to in this Clause (ii), the “Buyer Capital Raise”);

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that none of the Companies, the BBVA Foundation nor any of the BBVA Foundation’s controlled Affiliates shall be considered an Affiliate of Seller. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, commonwealth, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Balance Sheets” means (i) the audited balance sheet as of December 31, 2011 of HoldCo, (ii) the audited balance sheet as of December 31, 2011 of Broker-Dealer, (iii) the audited balance sheet as of December 31, 2011 of PR Bank and (iv) the audited balance sheet as of December 31, 2011 of Seguros.

“Balance Sheet Date” means December 31, 2011.

“Bank Merger Act” means the Bank Merger Act, as amended, and the rules and regulations promulgated thereunder.

“Banking Act” means the Puerto Rico Banking Act, as amended, and the rules and regulations promulgated thereunder.

“BHC Act” means the Bank Holding Company Act of 1956, as amended, and the rules and regulations promulgated thereunder.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, San Juan, Puerto Rico or Madrid, Spain are authorized or required by Applicable Law to close.

“Buyer Disclosure Schedules” means the disclosure schedules delivered by Buyer to Seller concurrently with the execution of this Agreement.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended, and any rules and regulations promulgated thereunder.

“Company” means any of the Companies (and, following the Closing, any successor thereto). It is understood that PR Bank includes its BBVAPR División de Valores Municipales division and its Banco Bilbao Vizcaya Argentaria Puerto Rico Overseas unit.

“Company Shares” means the HoldCo Transferred Shares, the Broker-Dealer Transferred Shares, the PR Subsidiary Shares and the Seguros Subsidiary Shares.

“Confidentiality Agreement” means, collectively, (i) the letter agreement dated April 11, 2011 between Seller and Buyer, as amended and restated by (a) that certain letter agreement dated August 15, 2011 between Seller and Buyer (the “First Letter Agreement”) and (b) that certain letter agreement dated May 2, 2012 between Seller and Buyer (the “Second Letter Agreement”), (ii) the First Letter Agreement and (iii) the Second Letter Agreement.

“Contract” means, with respect to any Person, any oral or written agreement, indenture, debt instrument, contract, license, lease or other binding commitment to which such Person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their properties or assets is subject.

“Environmental Laws” means any Applicable Law relating to pollution or protection of the environment (including ambient air, surface water,

groundwater, land surface, subsurface strata, plant and animal life, or other natural resources), including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 (each, as amended, and any rules and regulations thereunder), and other Applicable Law relating to the emission, discharge, presence, disposal or release of, or human exposure to, pollutants, contaminants, chemicals or toxic or hazardous substances or wastes, including without limitation asbestos and asbestos-containing material, polychlorinated biphenyls, and petroleum or any fractions thereof (collectively known as “Hazardous Material”).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Extensions of Credit” means, collectively, each loan, revolving credit facility, letter of credit, bankers’ acceptance, guarantee or other extension of credit or commitment to extend credit made or entered into by any Company.

“FDIA” means the Federal Deposit Insurance Act, as amended, and the rules and regulations promulgated thereunder.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“FINRA” means the Financial Industry Regulatory Authority.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, commonwealth, state or local governmental, regulatory or administrative authority (including any self-regulatory authority), department, court, agency or official, including any political subdivision thereof.

“HoldCo Subsidiaries” means PR Bank and Seguros.

“IBC Act” means the Puerto Rico International Banking Center Regulatory Act, as amended, and the rules and regulations promulgated thereunder.

“Income Tax” means any U.S. federal, state, local or foreign Tax which is based on or measured in whole or in part by income (or that includes as one of its alternative bases a Tax based on or measured by income).

“Indebtedness” of any Person means: (a) all liabilities of such Person for borrowed money by such Person, whether current or funded, fixed or contingent, secured or unsecured, all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, and all liabilities of such Person in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital of such Person; (b) all liabilities of such Person for the deferred purchase price of property or services (not including, for the avoidance of doubt, accounts payable incurred in the ordinary course of business), which are, and to the extent, required to be classified and accounted for under GAAP as liabilities; (c) all liabilities of such Person in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are, and to the extent, required to be classified and accounted for under GAAP as capital leases; (d) all liabilities of such Person as account party (and not as issuer) for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clause (a), (b) or (c) above to the extent of the obligation secured; and (e) all liabilities of such Person as obligor, guarantor or otherwise for obligations of a type described in clause (a), (b), (c) or (d) above, to the extent of the obligation secured (other than any such liabilities incurred in the ordinary course of providing banking services).

“Intellectual Property” means: (a) Trademarks; (b) copyrights, including original works of authorship and registrations or applications for registration of copyrights and any renewals or extensions thereof; (c) patents and patent applications, including divisions, continuations, continuations in part and renewals, extensions and reissues thereof; (d) trade secrets, inventions (whether patentable or not), know-how, and confidential information; (e) to the extent not otherwise covered in clauses (a) through (d) of this definition, rights in and to software, data and databases; and (f) any other intellectual property rights related thereto, throughout the world.

“knowledge of Buyer”, “Buyer’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of any of José R. Fernández, José R. González, Ganesh Kumar, Norberto González or Carlos O. Souffront.

“knowledge of Seller”, “Seller’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of any of the individuals set forth in Section 1.01(a) of the Seller Disclosure Schedules.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.

“Losses” means any and all losses, claims, damages, liabilities, obligations, costs and expenses (including, without limitation, as a result of any notices, actions, suits, proceedings, claims, demands, assessments, judgments, awards, costs, penalties, Taxes and reasonable expenses, including reasonable attorneys’ and other professionals’ fees and disbursements) but excluding (i) any loss of goodwill, loss of revenue, loss of profits or opportunities and any other special, expectation, indirect or consequential losses (other than such damages actually paid to third parties in connection with a Third Party Claim) or (ii) any punitive or exemplary damages (other than such damages actually paid to third parties in connection with a Third Party Claim).

“Material Adverse Effect” means any effect, change or set of facts that individually or in the aggregate with other effects, changes or sets of facts, has a material adverse effect on the financial condition, business, assets, liabilities or results of operations of the Companies, taken as a whole, excluding any effect to the extent resulting from (A) changes in GAAP or changes in the regulatory accounting requirements applicable to any industry in which any of the Companies operates, (B) changes in the financial or securities markets or changes in the general economic or political conditions in the United States, Puerto Rico or abroad, (C) changes (including changes in Applicable Law) or conditions generally affecting any industry in which any of the Companies operates, (D) acts of war, sabotage, terrorism or natural disasters, (E) the announcement, pendency or consummation of the transactions contemplated by this Agreement (including any resulting decreases in customer demand, reduction in revenues, work stoppages or loss or threatened loss of employees or other employee disruptions not resulting from any breaches by Seller or any Company of Seller’s covenants), (F) any changes in interest rates generally in the United States or in any relevant market, (G) any failure of any of the Companies to meet any internal or published or third party budgets, projections, forecasts or predictions of financial performance for any period (it being understood that the underlying reasons for any such failure may be considered as independently constituting or contributing to a Material Adverse Effect), (H) any downgrade in rating of any debt securities of any of the Companies by Standard & Poor’s Financial Services LLC, Moody’s Investor Service, Inc., Fitch, Inc. or any of their respective affiliates (it being understood that the underlying reasons for any such downgrade may be considered as independently constituting or contributing to a Material Adverse Effect), (I) any action taken (or omitted to be taken) at the written request of Buyer or (J) any action taken by Seller or any of the Companies that is required pursuant to this Agreement (other than the requirement of the first sentence of Section 5.01); provided, however, that with respect to clauses (A), (B), (C), (D) or (F) such effects, changes or sets of facts shall be considered to the extent that they disproportionately affect any of the Companies compared to other similar financial institutions in Puerto Rico.

“MSRB” means the Municipal Securities Rulemaking Board.

“Municipal License Taxes” means any Tax imposed by a municipality on the gross receipts of, or on the gross volume of business derived by, a Person engaged for profit in any business or industry in a municipality in Puerto Rico, which is levied pursuant to Act No. 113 of July 10, 1974 known as the Municipal License Tax Act of 1974, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“OCFI” means the Office of the Commissioner of Financial Institutions of Puerto Rico.

“OCFI Letter” shall have the meaning set forth in Section 3.15 of the Seller Disclosure Schedules.

“Permit” means a governmental license, authorization, permit, consent, endorsement or approval.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Pre-Balance Sheet Tax Period” means any taxable period (or portion thereof) ending on or prior to the Balance Sheet Date.

“Pre-Closing Straddle Period” means the portion of the Straddle Period ending on the Closing Date.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Puerto Rico Code” means the Internal Revenue Code for a New Puerto Rico and its predecessor Puerto Rico Internal Revenue Code of 1994, as amended, and the rules and regulations promulgated thereunder.

“REO” means real estate acquired through foreclosure or deed in lieu of foreclosure, even if the mortgagee has not yet received title to the property; real estate collateral in a mortgagee’s possession, regardless of whether formal foreclosure proceedings have been initiated; and foreclosed real estate sold under contract and accounted for under the deposit method of accounting.

“Retention Agreements” means the Management Retention Agreements dated as of the date hereof by and between PR Bank or Broker Dealer, respectively, and each of the parties set forth in Section 1.01(b) of the Seller Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Disclosure Schedules” means the disclosure schedules delivered by Seller to Buyer concurrently with the execution of this Agreement.

“Straddle Period” shall mean a taxable period beginning on or before, and ending after, the Closing Date.

“Subsidiary” means, with respect to any entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such first entity; provided that none of the Companies, the BBVA Foundation nor any of the BBVA Foundation’s controlled Affiliates shall be considered a Subsidiary of Seller.

“Tax” means any tax, governmental fee or other like assessment or charge in the nature of taxes (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or similar additional amount, and any liability for any of the foregoing as a result of membership in an affiliated, consolidated, combined or unitary group for Tax purposes, as transferee or successor by contract or otherwise.

“Tax Contest” shall mean any audit, action, suit, court proceeding, investigation or other dispute with respect to any Tax matter that affects any of the Companies.

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated tax or information return or report) filed or required to be filed with any Taxing Authority.

“Taxing Authority” means any governmental authority (domestic or foreign) responsible for the imposition or collection of any Tax.

“Termination Losses” means any and all losses, claims, damages, liabilities, obligations, costs and expenses (including as a result of any notices, actions, suits, proceedings, claims, demands, assessments, judgments, awards, costs, penalties, Taxes and reasonable expenses, including reasonable attorneys’ and other professionals’ fees and disbursements) but excluding (i) any loss of goodwill, loss of revenue, loss of profits or opportunities and any other special, expectation, indirect or consequential losses, in each case, that are not reasonably foreseeable (other than such damages actually paid to third parties in connection with a Third Party Claim), and (ii) any punitive or exemplary damages (other than such damages actually paid to third parties in connection with a Third Party Claim).

“Trademarks” means any and all trademarks, trade names, corporate names, company names, business names, service marks, logos, brand names, domain names and all other source or business identifiers, and the rights in any of the foregoing which arise under Applicable Law, including all goodwill symbolized thereby or associated therewith.

“Uniform Securities Act” means the Uniform Securities Act of Puerto Rico, as amended, and the rules and regulations promulgated thereunder.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Acquired Business	7.06(a)
Agreement	Preamble
Bank Merger	Preamble
Bank Merger Agreement	7.05
Basket	10.02(c)
Break-up Fee	9.02(b)
Broker-Dealer	Preamble
Broker-Dealer Common Stock	Preamble
Broker-Dealer Transferred Shares	Preamble
BSA	3.17

Term	Section

Buyer	Preamble
Buyer Bank	Preamble
Buyer Capital Raise	Preamble
Buyer Indemnified Parties	10.02(a)
Cap	10.02(c)
Closing	2.02
Companies	Preamble
Company Indemnified Party	6.06(a)
Company Securities	3.05
Continuing Employee	7.09(c)
CRA	3.17
Current Representation	6.03(a)
Damages	6.06(a)
Derivative Contract	3.35
Designated Person	6.03(a)
e-mail	11.01
Employee Plans	3.29
Enforceability Exceptions	3.02
Excepted Employees	7.06(b)
Excluded Software	7.11(c)
Form BD	3.34(b)
Historical Price	7.04
HoldCo	Preamble
HoldCo Common Stock	Preamble
HoldCo Transferred Shares	Preamble
Indemnified Party	10.03(a)
Indemnifying Party	10.03(a)
Licensed Software	7.11(a)
Litigation	3.12
Material Contract	3.11
Materials	6.02(a)
Materially Burdensome Regulatory Condition	7.02(a)
OFAC	3.17
Outside Date	9.01(b)
Patriot Act	3.17
Permitted Liens	3.20
Post-Closing Representation	6.03(a)
PR Bank	Preamble
PR Common Stock	Preamble
PR Subsidiary Shares	Preamble
Prohibited Activities	7.06(a)

Term	Section

Proxy Statement	3.31
Purchase Price	2.01
Regulatory Agreement	3.15
Required Information	5.07
Retained Domain Names	6.02(c)
Seguros	Preamble
Seguros Common Stock	Preamble
Seguros Subsidiary Shares	Preamble
Seller	Preamble
Seller Indemnified Parties	10.02(b)
Seller Marks	6.02(a)
Services	7.04
Services Schedules	7.04
Subscription Agreements	Preamble
Third Party Claim	10.03(a)
Third Party Software	7.11(b)
Transferred Shares	Preamble
Transferred Software	7.11(a)
Transition Services Agreement	7.04

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. It is understood and agreed that neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Seller Disclosure Schedules is intended to imply that such amount or higher or lower amounts, or the item so included or other items, are or are not material, and neither party shall use the fact of the setting of such amount or the fact of the inclusion of any such item in the Seller Disclosure Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter (including any such obligation, item or matter not described in this Agreement or not included in the Seller Disclosure Schedules) is or is not material for purposes of this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

PURCHASE AND SALE

Section 2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Transferred Shares at the Closing. The purchase price for the Transferred Shares (the “Purchase Price”) is $500,000,000 in cash. The Purchase Price shall be paid as provided in Section 2.02.

Section 2.02. Closing. The closing (the “Closing”) of the purchase and sale of the Transferred Shares hereunder shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, two Business Days after satisfaction of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions), or at such other time or place as Buyer and Seller may agree. At the Closing:

(a) Buyer shall deliver to Seller the Purchase Price in immediately available funds by wire transfer to an account of Seller with a bank in New York, New York designated by Seller, by notice to Buyer, which notice shall be delivered not later than two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Seller in such amount);

(b) Buyer shall deliver to Seller a duly executed counterpart of the Transition Services Agreement, signed by Buyer, and the certificate to be delivered by Buyer pursuant to Section 8.03;

(c) Seller shall deliver to Buyer a duly executed counterpart of the Transition Services Agreement, signed by Seller, and the certificate to be delivered by Seller pursuant to Section 8.02; and

(d) Seller shall deliver to Buyer certificates for the Transferred Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the relevant Seller Disclosure Schedules (subject to Section 11.11), Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

Section 3.01. Organization and Power. (a) Each of Seller and each Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate (or comparable) powers to own, lease and operate its properties and to carry on its business as now conducted. Each Company is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect. Seller has prior to the date hereof delivered to Buyer true, complete and correct copies of the certificate of incorporation (or comparable document) and bylaws of each of the Companies as currently in effect.

(b) Without limitation to Section 3.01(a) above, (i) HoldCo is duly registered under the BHC Act, (ii) PR Bank’s Banco Bilbao Vizcaya Argentaria Puerto Rico Overseas unit is duly licensed under the IBC Act, (iii) BBVAPR División de Valores Municipales is duly registered under the 1934 Act and is licensed by the OCFI and (iv) Seguros is duly registered with the Office of the Commissioner of Insurance of Puerto Rico under the Puerto Rico Insurance Code, as amended.

Section 3.02. Corporate Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby are within Seller’s corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, except as such enforcement may be limited by

(i) the effect of applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Applicable Law affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (clauses (i) and (ii) collectively, the “Enforceability Exceptions”).

Section 3.03. Governmental Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) receipt of regulatory approvals, consents or waivers, if applicable, from, and expiration of all statutory waiting periods in connection therewith, the following agencies: (A) the OCFI pursuant to the IBC Act, the Banking Act, and certain conditions imposed by the OCFI in the OCFI Letter; (B) the Federal Reserve under the BHC Act; (C) the FDIC under the Bank Merger Act; and (D) FINRA pursuant to NASD Rule 1017, (ii) compliance with any applicable requirements of the 1934 Act, (iii) filings with the MSRB, to the extent necessary, (iv) delivery of a post-Closing notice of the transactions to (A) the Office of the Commissioner of Insurance of the Commonwealth of Puerto Rico, (B) the MSRB, (C) the OCFI pursuant to the Uniform Securities Act, and (D) the Bank of Spain, (v) in connection with the Bank Merger, a filing with the Puerto Rico State Department and (vi) any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect or materially interfere with, impede or delay the transactions contemplated hereby. Seller has not been advised in any manner by any Governmental Authority, and otherwise has no reason to believe, that any of the approvals referred to in this Section 3.03 will not be granted. To the knowledge of Seller, there are no facts or circumstances relating to any of the Companies that, individually or in the aggregate, would reasonably be expected to, result in a failure to satisfy the conditions set forth in Section 8.01(a).

Section 3.04. Noncontravention. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate (x) the certificate of incorporation (or comparable document) or bylaws of any Company or (y) the memorandum and articles of association or bylaws of Seller, (ii) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law (including, for the avoidance of doubt, any rulings issued by the OCFI to authorize the organization and operation of PR Bank’s Banco Bilbao Vizcaya Argentaria Puerto Rico Overseas unit), (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation, modification or acceleration of any right or obligation of Seller or any Company or to a loss or reduction of any benefit or right to which Seller or any Company is entitled or trigger any requirement or option for additional consideration under any provision of any Contract or other instrument binding upon Seller or any Company, (iv) constitute a default under, or give rise to any right of termination, cancellation or acceleration of, or otherwise give rise to an obligation to repay or offer to repay, any Indebtedness of any Company or (v) result in the creation or imposition of any Lien on any of the Transferred Shares or any asset of any Company, except for any Permitted Liens with respect to assets of any Company, with such exceptions, in the case of each of clauses (ii) through (v), as would not have, individually or in the aggregate, a Material Adverse Effect or materially interfere with, impede or delay the transactions contemplated hereby.

Section 3.05. Capitalization. (a) The authorized capital stock of (i) HoldCo consists of 25,000,000 shares of HoldCo Common Stock and 5,000,000 shares of preferred stock, par value $1.00, (ii) Broker-Dealer consists of 1,000,000 shares of Broker-Dealer Common Stock, (iii) PR Bank consists of 25,000,000 shares of PR Common Stock and (iv) Seguros consists of 5,000 shares of Seguros Common Stock. As of the date hereof, there are outstanding (A) 20,755,889 shares of HoldCo Common Stock, (B) 805,000 shares of Broker-Dealer Common Stock, (C) 20,755,889 shares of PR Common Stock and (D) 2,500 shares of Seguros Common Stock.

(b) All Company Shares have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in this Section 3.05, there are no outstanding (i) shares of capital stock or voting securities of any Company, (ii) securities of Seller or of any of its Affiliates or a Company convertible into or exchangeable for shares of capital stock or voting securities of any Company or (iii) options or other rights to acquire from Seller or any of its Affiliates or any Company, or other obligation of Seller or of any of its Affiliates or any Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of such Company (the items in clauses 3.05(b)(i), 3.05(b)(ii) and 3.05(b)(iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of any Company to repurchase, redeem or otherwise acquire any Company Securities.

Section 3.06. Ownership of Shares; Subsidiaries. (a) Seller is the record and beneficial owner of the Transferred Shares, free and clear of any Lien, and will transfer and deliver to Buyer at the Closing valid title to the Transferred Shares free and clear of Liens.

(b) HoldCo is the record and beneficial owner of the PR Subsidiary Shares and the Seguros Subsidiary Shares, free and clear of Liens.

(c) Except with respect to HoldCo’s ownership and control of the HoldCo Subsidiaries, no Company owns or controls, directly or indirectly, any Subsidiary, other than in connection with foreclosure or other enforcement of a security interest in connection with an Extension of Credit, in the ordinary course of business.

(d) None of the Transferred Shares are subject to, or have been issued in violation of, any preemptive rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the holders of capital stock of a Company have the right to vote have been issued by any Company or are outstanding.

(e) None of Seller or any Company is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of the Transferred Shares.

(f) Except with respect to HoldCo’s ownership and control of the HoldCo Subsidiaries, no Company controls more than 4.9% of a class of voting securities of, or otherwise controls, any depository institution (as defined in the FDIA) or any company that directly or indirectly controls a depository institution.

Section 3.07. Financial Statements. (a) The audited balance sheets at December 31, 2010 and 2011 and the related audited statements of income and cash flows for the years ended December 31, 2010 and 2011 and the unaudited interim balance sheet at March 31, 2012 and the related unaudited interim statements of income for the three months ended March 31, 2012 of HoldCo have in all material respects been prepared in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), and fairly present in all material respects the financial position of HoldCo at the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(b) The audited balance sheets at December 31, 2010 and 2011 and the related audited statements of income and cash flows for the years ended December 31, 2010 and 2011 and the unaudited interim balance sheet at March 31, 2012 and the related unaudited interim statements of income for the three months ended March 31, 2012 of Broker-Dealer have in all material respects been prepared in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), and fairly present in all material respects the financial position of Broker-Dealer at the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(c) The audited balance sheets at December 31, 2010 and 2011 and the related audited statements of income and cash flows for the years ended December 31, 2010 and 2011 and the unaudited interim balance sheet at March 31, 2012 and the related unaudited interim statements of income for the three months ended March 31, 2012 of PR Bank have in all material respects been prepared in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), and fairly present in all material respects the financial position of PR Bank at the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(d) The audited balance sheets at December 31, 2010 and 2011 and the related audited statements of income and cash flows for the years ended December 31, 2010 and 2011 and the unaudited interim balance sheet at March 31, 2012 and the related unaudited interim statements of income for the three months ended March 31, 2012 of Seguros have in all material respects been prepared in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), and fairly present in all material respects the financial position of Seguros at the dates thereof and its results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(e) Seller has previously made available to Buyer complete and correct copies of the financial statements described in this Section 3.07 (including any related notes and schedules thereto and, in the case of any audited financial statements, the signed opinions of the independent auditors of the Companies).

Section 3.08. Absence of Certain Changes. (a) From the Balance Sheet Date (i) until the date hereof, the business of the Companies has in all material respects been conducted in the ordinary course consistent with past practices and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) From the Balance Sheet Date until the date hereof, there has not been any action taken by any of the Companies that, if taken during the period from the date of this Agreement through the Closing Date without Buyer’s consent, would constitute a breach of Section 5.01(e), (f), (h), (i), (j), (k), (l), (m), (n), (r), (s), (u) or (to the extent relating to any of the foregoing) (v).

Section 3.09. No Undisclosed Material Liabilities. There are (i) no liabilities or obligations of the Companies of any nature, whether accrued, absolute, fixed, contingent or otherwise, and whether due or to become due, that, in any such case, would be required by GAAP to be reflected on a consolidated balance sheet of HoldCo (assuming Broker-Dealer were a wholly owned Subsidiary of HoldCo) and (ii) to the knowledge of Seller, no liabilities or obligations of the Companies of any nature, whether accrued, absolute, fixed, contingent or otherwise, and whether due or to become due, that, in any such case, would not be required by GAAP to be reflected on a consolidated balance sheet of HoldCo (assuming Broker-Dealer were a wholly owned Subsidiary of HoldCo), in each case other than:

(a) liabilities provided for in one of the Balance Sheets or disclosed in the notes thereto;

(b) liabilities under any agreement or instrument to which any of the Companies is a party as of the date hereof or to which any Company becomes a party or any Company enters into subsequent to the date hereof in compliance with Section 5.01 (in each case, other than liabilities resulting from a breach or default by any of the Companies thereunder);

(c) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date; or

(d) other liabilities which, individually or in the aggregate, would not have a Material Adverse Effect.

Section 3.10. Intercompany Accounts and Contracts. As of March 31, 2012, there were no material intercompany balances between Seller and its Affiliates, on the one hand, and any of the Companies, on the other hand except as set forth in Section 3.10 of the Seller Disclosure Schedules. Since March 31, 2012 there has not been any accrual of any liability by any of the Companies to Seller or any of its Affiliates or other transaction between any of the Companies and Seller and any of its Affiliates, except for liabilities and transactions that are not material and were entered into in the ordinary course of business of any such Companies consistent with past practice.

Section 3.11. Material Contracts. (a) As of the date hereof, except as set forth in Section 3.11 of the Seller Disclosure Schedules, none of the Companies is a party to or bound by any of the following (each a “Material Contract”):

(i) any lease (whether of real or personal property) providing for annual rental payments by such Company of $500,000 or more that cannot be terminated on not more than 60 days’ notice without payment by such Company of any material penalty;

(ii) any Contract for the purchase of goods or services providing for either (A) annual payments by such Company of $500,000 or more or (B) aggregate payments by such Company of $2,500,000 or more, in each case that cannot be terminated on not more than 60 days’ notice without payment by such Company of any material penalty;

(iii) any Contract providing for the sale by such Company of goods or services that provides for either (A) annual payments to such Company of $500,000 or more or (B) aggregate payments by such Company of $2,500,000 or more;

(iv) any material partnership, joint venture or other similar agreement or arrangement;

(v) any Contract relating to (A) the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) or (B) the acquisition of any assets or the incurrence of any liabilities by any Company, in each case under this clause (v) involving an amount in excess of $5,000,000;

(vi) any Contract relating to Indebtedness of such Company, except any such Contract with respect to an aggregate outstanding principal amount of Indebtedness not exceeding $5,000,000;

(vii) any exclusive dealing Contract that materially limits the freedom of such Company or any Contract that contains express non-competition or non-solicitation covenants that materially limit or purport to materially limit the freedom of such Company to compete in any line of business or with any Person or in any area, or to solicit the business of any Person or category of Persons;

(viii) any Contract that (A) grants any rights of first refusal, right of first offer or similar rights with respect to any material assets, rights or property of any Company, (B) materially limits or purports to materially limit the ability of any Company to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business such Company owns, or (C) contains a “most favored nation” clause or similar term providing preferential pricing to a party (other than a Company) that is material to the Companies as a whole;

(ix) any material Contract by any Company with Seller or any of its Affiliates or any director or officer of Seller or any of its Affiliates;

(x) any (A) consulting Contract or employment Contract that is with any director or officer of a Company or (B) severance Contract, retention Contract, change of control Contract, consulting Contract or employment Contract that is not terminable upon 30 days’ notice or less and without any financial obligation exceeding $100,000, or any similar Contract with an employee of a Company;

(xi) any material Contract with a Governmental Authority;

(xii) any Contract that contains a license for such Company to use any third-party Intellectual Property (other than Contracts for off-the-shelf software for an annual license fee of no more than $100,000) and is material to the conduct of the business of the Companies as currently conducted; or

(xiii) any Contract containing a license or other grant of rights to any third party to use any Intellectual Property that is owned by such Company (other than non-exclusive licenses granted in the ordinary course of business) and is material to the conduct of the business of the Companies as currently conducted.

(b) Except as would not be material to the Companies taken as a whole, (i) each Material Contract is a valid and binding agreement of the applicable Company and, to the knowledge of Seller, the other parties thereto, is enforceable against the applicable Company and, to the knowledge of Seller, the other parties thereto, in accordance with its terms (subject to the Enforceability Exceptions) and is in full force and effect, (ii) the applicable Company has performed all of the obligations required to be performed by it to date under each Material Contract and (iii) none of the Companies or, to the knowledge of Seller, any other party thereto, is in default or breach in any respect under the terms of any such Material Contract and, to the knowledge of Seller, none of the Companies has received notice alleging the existence of an event or condition that constitutes or, after notice or lapse of time or both, will constitute such a default or breach.

Section 3.12. Litigation. As of the date hereof, there is no action, suit, investigation or proceeding (“Litigation”) pending against, or to the knowledge of Seller, threatened against Seller, any of the Companies or any of their respective properties before any arbitrator or any Governmental Authority which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or materially interfere with, impede or delay the transactions contemplated hereby.

Section 3.13. Compliance with Laws and Court Orders. Except for violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or materially interfere with, impede or delay the transactions contemplated hereby, since January 1, 2010, each Company has conducted its business in compliance with Applicable Law. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against a Company specifically that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2010, no Company has received notice from any Governmental Authority asserting that such Company is not in material compliance with any Applicable Law. Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, since January 1, 2010, (a) each Company has properly administered all accounts for which it acts as a fiduciary, including accounts for which it acts as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in compliance with the terms of the governing documents of such accounts and Applicable Law, (b) no Company has received notice of any failure to properly administer all accounts for which it acts as a fiduciary and (c) no Company or, to the knowledge of Seller, any director, officer or employee of any Company, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account. The accountings for each such fiduciary account are true and correct in all material respects and reflect the assets of such fiduciary account in all material respects. No transaction has occurred that has resulted or reasonably could be expected to result in (i) a material excise tax under Section 4975 of the Code imposed on any of the Companies or (ii) a material liability under the fiduciary responsibility provisions of ERISA imposed on any of the Companies.

Section 3.14. Regulatory Filings. Since January 1, 2010, each Company has filed in a timely manner with the applicable Governmental Authorities all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it has been required to file pursuant to Applicable Law and has paid all material fees and assessments due and payable in connection therewith. All such reports, registrations and statements that have been filed with the applicable Governmental Authorities were complete and accurate in all material respects and comply in all material respects with Applicable Law, including without limitation, the Reports of Condition and Income required to be filed under the FDIA. Except for normal examinations conducted by a Governmental Authority in the ordinary course of the business of Seller or a Company, no Governmental Authority has initiated, has threatened or advised a Company that it would initiate, or has pending any proceeding, enforcement action or, to the knowledge of Seller, investigation into the business, disclosures or operations of such Company. Since January 1, 2010, no Governmental Authority resolved any material proceeding, enforcement action or investigation into the business, disclosures or operations of a Company. There is no material unresolved violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of a Company. There has been no formal or informal inquiry by, or disagreement or dispute with, any Governmental Authority with respect to the business, operations, policies or procedures of a Company (other than normal examinations conducted by a Governmental Authority in the ordinary course of business of Seller or a Company) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.15. Supervisory Actions. Except as set forth in Section 3.15 of the Seller Disclosure Schedules, no Company is a party to or subject to any cease-and-desist or other order or directive, enforcement action, written agreement, consent decree, agreement or memorandum of understanding, troubled condition letter, commitment letter, supervisory letter or similar undertaking with or issued by, or has been since January 1, 2010 a recipient of any of the foregoing from, or has been ordered to pay any civil money penalty by, or since January 1, 2010, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority (each, a “Regulatory Agreement”), other than those of general application, nor has any Company been advised by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any Regulatory Agreement, other than those of general application.

Section 3.16. Federal Deposit Insurance. Deposit accounts of PR Bank within the insurable maximum are insured by the FDIC to the fullest extent permitted by Applicable Law, and all premiums and assessments required to be paid in connection therewith have been paid when due. PR Bank has met all conditions of such insurance, including timely payment of its premiums. Since January 1, 2010, PR Bank has not received any notification from the FDIC threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance.

Section 3.17. Community Reinvestment Act and Anti-Money Laundering. PR Bank is, and since January 1, 2010 has at all times been, in satisfactory compliance with the Community Reinvestment Act (“CRA”), and has, and at all times since January 1, 2010 has had, an overall rating for CRA purposes by federal and state bank regulators no lower than “satisfactory”. Since January 1, 2010, none of the Companies has been operating in violation in any material respect of the federal Bank Secrecy Act (31 C.F.R. Part 103) (“BSA”), the USA PATRIOT Act of 2001, Public Law 107-56 (“Patriot Act”), any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or any other applicable anti-money laundering statute, rule or regulation or any license, order or regulation issued with respect to economic sanctions programs by OFAC.

Section 3.18. Customer Information Security. The Companies have at all times since January 1, 2010 complied in all material respects with, and to Seller’s knowledge there are no facts or circumstances which would cause the Companies to be deemed not to be in satisfactory compliance in any material respect with, the applicable privacy of customer information requirements contained in any privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by PR Bank pursuant to 12 C.F.R. Part 364.

Section 3.19. Tax Matters. (a) (i) All material Tax Returns required to be filed by or on behalf of the Companies have been timely filed; (ii) all such Tax Returns were true and complete in all material respects; and (iii) all Taxes shown as due and payable on the returns that have been filed have been timely paid, or withheld and remitted, to the appropriate Taxing Authority.

(b) The Companies have complied in all material respects with requirements for withholding of Tax on payments to their respective employees, stockholders and other third parties and have timely paid any such Taxes over to the appropriate authorities.

(c) (i) There is no claim, audit, action, suit, proceeding or investigation now pending or threatened in writing against or with respect to any of the Companies in respect of any material Tax; (ii) there are no requests for rulings or determinations in respect of any material Tax pending between any of the Companies and any Taxing Authority; and (iii) none of the Companies has entered into any agreement or arrangement with any Taxing Authority with regard to any material Tax liability affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(d) To the knowledge of Seller, no written claim has ever been made by an authority in a jurisdiction where a Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(e) None of the Companies has any liability for the Taxes of any Person (other than the Companies), as a transferee or successor, by Contract (including any Tax sharing, indemnification or allocation agreement), by operation of law or otherwise, other than pursuant to agreements the primary purpose of which is not tax allocation.

(f) Since the Balance Sheet Date, none of the Companies has made, changed or revoked any material Tax election, changed any material method of Tax accounting, or adopted or changed any taxable year or period, entered into any material closing agreement with respect to Taxes, filed any material amended Tax Return, settled or compromised any material Tax claim or assessment or made or surrendered any material claim for a refund of Taxes.

(g) To the knowledge of Seller, there are no Liens on the assets of any of the Companies relating or attributable to Taxes other than Liens for Taxes not yet due and payable or being contested in good faith and for which appropriate reserves have been established in accordance with GAAP.

Section 3.20. Properties. (a) Except in each case with respect to REO, (i) Seller has previously disclosed to Buyer a complete and accurate list of all material real property owned, leased or licensed by each Company, (ii) the Companies have good and marketable fee title to all material real property owned by them, (iii) to Seller’s knowledge there are no outstanding options, rights of first refusal or other pre-emptive rights or purchase rights with respect to any such material owned real property, (iv) there are no pending or, to Seller’s knowledge any threatened, condemnation or similar proceeding affecting any such material owned real property or any material portion thereof, (v) all material real property owned by the Companies is in material compliance with all applicable zoning laws, land use laws and building codes and (vi) in the case of leased property and assets (whether real, personal, tangible or intangible) that are material to the Companies, taken as a whole, the leases are valid, binding and enforceable in accordance with their respective terms (subject to the Enforceability Exceptions), there is not under any such lease any material existing default by any Company or, to Seller’s knowledge, any other party thereto, and the Company party thereto has valid leasehold interests therein. None of such property or assets is subject to any Lien, except:

(b) Liens disclosed in Section 3.20 of the Seller Disclosure Schedules;

(c) Liens disclosed on one of the Balance Sheets or notes thereto or securing liabilities reflected on one of the Balance Sheets or notes thereto;

(d) Liens for taxes, assessments and similar charges that are not yet due or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(e) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business that are not overdue by more than 60 days, or that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(f) easements, rights-of-way, encumbrances, restrictions, imperfections or irregularities of title that do not materially interfere with or materially impair the use of the property or assets subject thereto in the ordinary course of business;

(g) zoning, building, subdivision and other similar requirements and restrictions;

(h) Liens incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date; or

(i) other Liens which would not, individually or in the aggregate, have, or be reasonably expected to have, a Material Adverse Effect (paragraphs (b)-(i) of this Section 3.20 are, collectively, the “Permitted Liens”).

Section 3.21. Intellectual Property. (a) Section 3.21(a) of the Seller Disclosure Schedules sets forth a true and complete list of all Intellectual Property owned by each Company that is registered (or the subject of an application for registration). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to Intellectual Property that is required to be listed in Section 3.21(a) of the Seller Disclosure Schedules, (i) the Companies exclusively own such Intellectual Property free and clear of any Liens (other than Permitted Liens) and, (ii) to the knowledge of Seller, such Intellectual Property is valid and enforceable.

(b) Neither Seller nor its Affiliates own any Intellectual Property, including any software, that is primarily used in or material to the business of the Companies, taken as a whole, except, in each case, for Intellectual Property to be provided to the Companies pursuant to Section 6.02, Section 7.11 or the Transition Services Agreement.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the conduct of the business of the

Companies, including the Companies’ products and services, does not infringe on, misappropriate or otherwise violate the Intellectual Property of any Person, (ii) no Company has received written notice from any third party of any claim (A) adverse to such Company with respect to the validity, enforceability or ownership of any Intellectual Property owned or used by such Company or (B) alleging that the conduct of the business of such Company infringes on, misappropriates, or otherwise violates any Intellectual Property of such third party and, to Seller’s knowledge, no such claims are threatened, and (iii) to the knowledge of Seller, no third party is infringing on, misappropriating or otherwise violating any Intellectual Property owned by any of the Companies.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Companies have taken commercially reasonable steps (i) to maintain and protect each item of Intellectual Property owned by the Companies, (ii) to protect the confidentiality of all trade secrets and confidential information owned by the Companies or otherwise used in the business of the Companies, and (iii) to protect the data, information technology systems and software used in connection with the operation of the business of the Companies, including reasonable virus protection, disaster recovery and security measures and the Companies are not aware of any material breaches or thefts that would adversely affect any of the foregoing.

Section 3.22. Books and Records and Internal Controls. (a) The records, systems, controls, data and information of each Company are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the control of each Company or any of their representatives (including all means of access thereto and therefrom) in all material respects and in compliance in all material respects with applicable legal requirements. Each Company has established and maintained a system of internal accounting controls designed to provide reasonable assurances that (i) transactions are executed in accordance with its management’s general or specific authorizations and (ii) transactions are recorded in conformity with GAAP consistently applied and Applicable Law. Since January 1, 2010, no Company or, to Seller’s knowledge, any director, senior executive officer, auditor independent accountant of Seller or a Company, has received written notice of or, to the knowledge of Seller, otherwise obtained knowledge of, any material weakness regarding the accounting or auditing practices, procedures or methods of or any of the Companies or their respective internal accounting controls, other than material weaknesses that have been remedied prior to the date of this Agreement.

(b) The Companies have (A) implemented and maintained disclosure controls and procedures designed to ensure that material information relating to each Company is made known to appropriate executive officers of such Company by others within that Company and (B) disclosed, based on the most recent evaluation prior to the date of this Agreement, to Seller’s outside auditors and the audit committee of Seller’s board of directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect any Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in any Company’s internal controls over financial reporting.

Section 3.23. Insurance Coverage. Each insurance policy that is material to the Companies, taken as a whole, is in full force and effect, all premiums due and payable thereon have been paid, and the beneficiary of each such policy insofar as it relates to the Companies or their businesses or assets is a Company, and no Company has received notice to the effect that any of them are in material default under any such insurance policy. Seller has made available to Buyer a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Companies. As of the date hereof, there are no material claims by any of the Companies pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.

Section 3.24. Permits. Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, since January 1, 2010, (i) each Company has all Permits required to conduct its business as now conducted, (ii) the Permits of each Company required to carry on its business as now conducted are valid and in full force and effect, (iii) none of the Companies is in default under, any of its Permits required to carry on its business as now conducted, (iv) none of the Permits of any Company required to carry on its business as now conducted will be terminated or impaired as a result of the transactions contemplated hereby and (v) no Company has received any notification from any Governmental Authority seeking, purporting or threatening to revoke any Permit.

Section 3.25. Sufficiency of Assets. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, at the Closing, the Companies will own or have the right to use (including pursuant to the Transition Services Agreement) all of the assets, rights and properties necessary to conduct the business of the Companies in substantially the same manner as now conducted.

Section 3.26. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of

Seller or any of the Companies who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement from any of the Companies, Buyer or any of their respective Affiliates.

Section 3.27. Employees. Prior to the date hereof, Seller has made available to Buyer a true and complete list as of March 31, 2012 of (i) the title, (ii) the annual salary and (iii) the most recent annual bonus of each of the officers of the Companies and any other employee of any of the Companies whose annual base salary exceeds $100,000.

Section 3.28. Labor. (a) No Company is a party to any collective bargaining agreement and (i) no labor union or other collective bargaining or works council unit represents or claims to represent any of the Companies’ employees, and (ii) there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board (or similar body) certifications election with respect to the Companies’ employees. No Company has engaged in any plant closing or employee layoff that would violate or give rise to an obligation to provide any notice required pursuant to the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar Applicable Law.

(b) The Companies are in material compliance with all Applicable Law regarding the employment of their respective employees, including without limitation compliance with respect to employment practices, labor, terms and conditions of employment, characterization of employees, termination or severance practices, and wages and hours requirements. There are no complaints, lawsuits or other proceedings pending or threatened against the Companies brought by or on behalf of an applicant for employment, any current or former employee or any class of the foregoing, relating to any such laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment, improper payment or calculation or application of severance or enhanced severance, failure to pay any used statutory vacation and sick leave or unused accumulated statutory vacation leave in excess of the maximum accumulation or any other discriminatory, wrongful or tortious conduct in connection with the employment relationship that would reasonably be expected to result in material liability to the Companies.

Section 3.29. Employee Benefit Plans. (a) Seller has made available to Buyer a list of and copies of each material “employee benefit plan”, as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each employment, severance or similar contract, plan, arrangement or policy, and each other plan, policy or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by any Company or any ERISA Affiliate of a Company and covers any employee or former employee of the Companies, and all amendments and modifications thereto and written interpretations thereof have been furnished to Buyer together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “Employee Plans”.

(b) None of the Companies nor any of their Subsidiaries sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any Employee Plan or other plan (i) subject to Title IV of ERISA or (ii) that is a defined benefit plan subject to any similar Applicable Law.

(c) None of the Companies, any ERISA Affiliate of a Company nor any predecessor thereof contributes to, or has in the past six years contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.

(d) Each Employee Plan has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all Applicable Law, including the Puerto Rico Code, which are applicable to such Employee Plan. Except as would not reasonably be expected to result in material liability to the Companies, there are no investigations (to the knowledge of Seller and other than review of determination letter requests) by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Plans), suits or proceedings against or involving any Employee Plan or asserting any rights or claims to benefits under any Employee Plan pending, or to the knowledge of Seller, threatened or anticipated with respect to any Employee Plan.

(e) Each Employee Plan which is intended to be qualified under Section 1081.01(a) of the Puerto Rico Code or other Applicable Law has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination from the Puerto Rico Treasury Department, and to Seller’s knowledge there is no reason why any such determination letter should be revoked or not be reissued. Seller has made available to Buyer copies of the most recent determination letters issued by the Puerto Rico Treasury Department with respect to each such Employee Plan.

(f) None of the Companies has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of such Company.

(g) The consummation of the transaction contemplated by this Agreement will not, either alone or in connection with some other event (i) entitle any current or former employee, director or independent contractor to severance pay , bonus amounts, incentive plan payments, retirement benefits, job security benefits or similar benefits, (ii) result in any breach or violation of, or default under, any Employee Plan, (iii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits or (iv) increase the amount payable or trigger any other material obligation pursuant to any of the Employee Plans.

(h) The transactions contemplated by this Agreement are not subject to Section 280G of the Code.

Section 3.30. Environmental Matters. Except as to matters that have not had, and would not reasonably be expected to have, a Material Adverse Effect, and except with respect to REO, to the knowledge of Seller:

(a) (i) no written notice, order, request for information, complaint or penalty has been received by Seller or any of the Companies, and (ii) there are no judicial, administrative or other actions, suits, investigations or proceedings pending or, to the knowledge of Seller, threatened, in the case of each of (i) and (ii), which allege noncompliance with or liability under any Environmental Law (including for the presence, disposal or release of or exposure to any Hazardous Material) and relate to any of the Companies;

(b) each of the Companies has all environmental Permits necessary for its operations to comply with all applicable Environmental Laws and, since January 1, 2010, has been and is in compliance with the terms of such Permits and with all other applicable Environmental Laws;

(c) there has been no written environmental audit conducted within the past five years by Seller or any of the Companies to the knowledge of Seller of any property currently owned, operated or leased by any of the Companies which has not been delivered or made available to Buyer prior to the date hereof, and to the knowledge of Seller no Hazardous Materials requiring investigation, remediation, or other response action or other conditions that could give rise to liability under Environmental Laws are present at or under such properties; and

(d) none of the Companies owns, operates or leases any property in New Jersey or Connecticut.

Section 3.31. Seller Information. The information as updated from time to time relating to the Companies supplied by Seller pursuant to Section 5.07 specifically for inclusion in any Buyer proxy statement (a “Proxy Statement”), registration statement or other offering document, or any amendment or supplement thereto, shall not, (i) on the date any such Proxy Statement, or amendment or supplement thereto, related to the Buyer Capital Raise is first distributed to the shareholders of Buyer and on the date of the related shareholder meeting, (ii) on the date any such registration statement, or amendment or supplement thereto, related to the Buyer Capital Raise is declared effective by the SEC and on the date of the completion of distribution thereunder or (iii) on the date any such other offering document, or amendment or supplement thereto, related to the Buyer Capital Raise is first used and on the date of the completion of distribution thereunder, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary in this Agreement and in all cases subject to Section 10.01, Seller shall have no liability under this Section 3.31 except to the extent arising out of or relating to a Third Party Claim with respect to a material misstatement or omission in any Proxy Statement, registration statement or other offering document, in each case relating to the Buyer Capital Raise.

Section 3.32. Extensions of Credit. Each Extension of Credit (i) is evidenced by notes or other evidences of indebtedness, which, together with all security agreements and guarantees, are valid and legally binding obligations of the applicable Company and, to Seller’s knowledge, the other parties thereto, are enforceable in accordance with their terms (subject to the Enforceability Exceptions) and are in full force and effect, unless such Extension of Credit has been modified pursuant to a modification agreement or similar instrument, a copy of which is contained within the applicable loan file, (ii) complies in all material respects with Applicable Law, (iii) has been made, entered into or acquired by such Company in accordance with customary board of director-approved loan policies, (iv) if administered and serviced by PR Bank, is administered and serviced and the relevant files are maintained in accordance with the relevant loan documents, PR Bank’s underwriting standards and with Applicable Law and (v) if secured, such Company has a valid and enforceable Lien on the collateral relating to such Extension of Credit and has all documentation needed to enforce such Lien (subject to the Enforceability Exceptions), except, in each of clauses (i) through (v), where such failure, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

Section 3.33. Certain Loan Matters. (a) Section 3.33(a) of the Seller Disclosure Schedules sets forth a list of all Extensions of Credit as of March 31, 2012 by PR Bank to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of any Company; (b) except as listed in Section 3.33(b) of the Seller Disclosure Schedules, there are no employee, officer, director or other affiliate Extensions of Credit on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Extensions of Credit were made; and (c) all such Extensions of Credit are and were made in compliance in all material respects with Applicable Law.

Section 3.34. Broker-Dealer. (a) Broker-Dealer is duly registered under the 1934 Act as a broker-dealer with the SEC and is in compliance in all material respects with the applicable provisions of the 1934 Act, including the net capital requirements and customer protection requirements thereof. Broker-Dealer is a member in good standing with all required self-regulatory organizations and in compliance in all material respects with all applicable rules and regulations of such self-regulatory organizations. Broker-Dealer is a member in good standing of the Securities Investor Protection Corporation. Broker-Dealer and each registered representative thereof is duly registered, licensed or qualified as a broker-dealer or registered representative under, and in compliance in all material respects with, the Applicable Law of all jurisdictions in which it is required to be so registered and each such registration, license or qualification is in full force and effect and in good standing. There is no Litigation pending or, to Seller’s knowledge, threatened, that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications.

(b) Seller has made available to Buyer true, correct and complete copies of Broker-Dealer’s Uniform Application for Broker-Dealer Registration on Form BD filed since January 1, 2010, reflecting all amendments thereto to the date hereof (each, a “Form BD”). The Forms BD of Broker-Dealer are in compliance in all material respects with the applicable requirements of the 1934 Act and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading at the time such statements were made.

(c) Neither the Broker-Dealer nor any director, officer, employee or natural person associated person of the Broker-Dealer (i) is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the 1934 Act, (ii) is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the 1934 Act or (iii) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of the Broker-Dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the 1934 Act, and except as has not had, nor would be reasonably expected to have, a Material Adverse Effect, there is no Litigation pending or to Seller’s knowledge, threatened, that is reasonably likely to result in any such person being deemed ineligible as described in clause (i), subject to a “statutory disqualification” as described in clause (ii) or subject to a disqualification as described in clause (iii).

(d) No Company is required to be registered as an investment advisor, commodity trading advisor, commodity pool operator, futures commission merchant or futures introducing broker under any Applicable Law, except for those registrations where the failure to be so registered has not had, nor would be reasonably likely to have, a Material Adverse Effect.

Section 3.35. Derivative Instruments. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, all swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions (each, a “Derivative Contract”), whether entered into for a Company’s account, or for the account of one or more customers of a Company: (i) were entered into in the ordinary course of business and in accordance with prudent banking practices and Applicable Law and (ii) are legal, valid and binding obligations of one or more of the Companies and, to Seller’s knowledge, each of the counterparties thereto, enforceable in accordance with their terms (subject to the Enforceability Exceptions), and are in full force and effect. The Companies and, to Seller’s knowledge, the counterparties to all such Derivative Contracts have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued. To Seller’s knowledge, there are no material breaches, violations or defaults of allegations or assertions of such by any party pursuant to any such Derivative Contracts.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that:

Section 4.01. Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Puerto Rico and has all corporate powers and all material Permits required to carry on its business as now conducted.

Section 4.02. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby are within Buyer’s corporate powers and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes a valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

Section 4.03. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any Governmental Authority other than (i) receipt of regulatory approvals, consents or waivers, if applicable, from, and expiration of all statutory waiting periods in connection therewith, the following agencies: (A) the OCFI pursuant to the IBC Act, the Banking Act, and certain conditions imposed by the OCFI in the OCFI Letter; (B) the Federal Reserve under the BHC Act; (C) the FDIC under the Bank Merger Act; and (D) FINRA pursuant to NASD Rule 1017, (ii) compliance with any applicable requirements of the 1934 Act, (iii) filings with the MSRB, to the extent necessary, (iv) delivery of a post-Closing notice of the transactions to (A) the Office of the Commissioner of Insurance of the Commonwealth of Puerto Rico, (B) the MSRB, (C) the OCFI pursuant to the Uniform Securities Act, and (D) the Bank of Spain, (v) in connection with the Bank Merger, a filing with the Puerto Rico State Department and (vi) any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, be material to Buyer or materially interfere with, impede or delay the transactions contemplated hereby. Buyer has not been advised in any manner by any Governmental Authority, and otherwise has no reason to believe, that any of the approvals referred to in this Section 4.03 will not be granted.

Section 4.04. Noncontravention. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of Buyer, (ii) assuming compliance with the matters referred to in Section 4.03, violate in any material respect any Applicable Law, (iii) require any consent or other action by any Person under, violate, conflict with, result in the breach of any provision of, constitute a default under, or give rise to any right of termination, cancellation, modification or acceleration of any right or obligation of Buyer or to a loss or reduction of any benefit or right to which Buyer is entitled or trigger any requirement or option for additional consideration under any provision of any Contract or other instrument binding upon Buyer, (iv) constitute a default under, or give rise to any right of termination, cancellation or acceleration of, or otherwise give rise to an obligation to repay or offer to repay, any Indebtedness of Buyer or (v) result in the creation or imposition of any Lien on any asset of Buyer, with such exceptions in the case of each of clauses (ii) through (v) as would not have, individually or in the aggregate, a material adverse effect on Buyer or materially interfere with, impede or delay the transactions contemplated hereby.

Section 4.05. Financing. (a) Buyer has not been advised in any manner by any counterparty to a Subscription Agreement, and otherwise has no reason to believe, that the transactions contemplated by any of the Subscription Agreements shall not be consummated within three Business Days after the date hereof. Prior to the execution hereof, Buyer has delivered to Seller true, complete and correct copies of each Subscription Agreement. Each Subscription Agreement is a valid and binding agreement of Buyer and, to the knowledge of Buyer, the other parties thereto, is enforceable against Buyer and, to the knowledge of Buyer, the other parties thereto, in accordance with its terms (subject to the Enforceability Exceptions) and is in full force and effect. Buyer has performed all of the obligations required to be performed by it to date under each Subscription Agreement in all material respects. Neither Buyer nor, to the knowledge of Buyer, any other party thereto, is in default or breach in any material respect under the terms of any Subscription Agreement and, to the knowledge of Buyer, neither Buyer nor any other party thereto, has received notice alleging the existence of any event or condition that constitutes or, after notice or lapse of time or both, will constitute such a default or breach.

(b) Buyer (i) has (assuming the completion of the Buyer Capital Raise in an amount not less than $66,000,000), and will have at Closing, sufficient cash to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder, and (ii) is and will be at Closing (after giving effect to the transactions contemplated hereby, including the Buyer Capital Raise, on a pro forma basis) at least “well-capitalized,” as defined in the BHC Act. Buyer acknowledges and agrees that neither the consummation of the Buyer Capital Raise nor the consummation of the transactions contemplated by the Subscription Agreements shall be deemed a condition to Buyer’s obligation to consummate the Closing. No regulator has indicated that it will condition any of the Governmental Authorizations set forth in Section 4.03 upon an increase in Buyer’s capital or compliance with any capital requirement, standard or ratio, in each case that would not be satisfied by the completion of the Buyer Capital Raise in an amount not less than $66,000,000, assuming for this purpose that the closing under the Subscription Agreements has occurred.

Section 4.06. Regulatory Approvals. To the knowledge of Buyer, there are no facts or circumstances relating to Buyer or its Affiliates that, individually or in the aggregate, would reasonably be expected to, result in a failure to satisfy the conditions set forth in Section 8.01(a).

Section 4.07. Purchase for Investment. Buyer is purchasing the Transferred Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Transferred Shares and is capable of bearing the economic risks of such investment.

Section 4.08. Litigation. As of the date hereof, there is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against, Buyer before any arbitrator or any Governmental Authority which is reasonably likely to materially interfere with, impede or delay the transactions contemplated by this Agreement.

Section 4.09. Agreements with Governmental Authorities. Neither Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to or with, or is subject to any order or directive by, any Governmental Authority that, in any such case, would reasonably be expected to, individually or in the aggregate, materially interfere with, impede or delay the transactions contemplated by this Agreement, nor has Buyer or any of its Subsidiaries been advised by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any such agreement, memorandum of understanding, letter, undertaking, order or directive.

Section 4.10. Finders’ Fees. Except for Jefferies Group Inc., whose fees and expenses will be paid by Buyer, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement from Seller or any of its Affiliates.

Section 4.11. Inspections; No Other Representations. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the Companies as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except as expressly set forth in this Agreement. Buyer acknowledges that Seller has given Buyer complete and open access to the key employees, documents and facilities of the Companies. Without limiting the generality of the foregoing, Buyer acknowledges that Seller makes no representation or warranty, express or implied, with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of the Companies or the future business and operations of any of the Companies, (ii) any other information or documents made available to Buyer or its counsel, accountants or advisors with respect to the Companies or their respective businesses or operations or (iii) any other matter (including the quality of PR Bank’s loan portfolio), except, in the case of clauses (ii) and (iii), as expressly set forth in this Agreement.

ARTICLE 5

COVENANTS OF SELLER

Seller agrees that:

Section 5.01. Conduct of the Company. From the date hereof until the Closing Date, Seller shall cause each Company to conduct its businesses in all material respects in the ordinary course consistent with past practice, to use its commercially reasonable efforts to preserve intact its business organizations and relationships with third parties, to keep available the services of its present officers and employees and to comply in all material respects with all Applicable Laws and requirements or mandates of Governmental Authorities. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as disclosed in Section 5.01 of the Seller Disclosure Schedules or as expressly contemplated hereby, Seller will not without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed) permit any of the Companies to:

(a) adopt or propose any change in its certificate of incorporation or bylaws;

(b) change the number of authorized or issued shares of its capital stock, or split, combine or reclassify any shares of Company Securities;

(c) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Transferred Shares, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Transferred Shares;

(d) issue, deliver or sell any shares of Company Securities;

(e) merge or consolidate with any other Person, make any acquisition of any material business or operations of any other Person, or enter into a purchase and assumption transaction with respect to deposits and liabilities;

(f) license, assign, subject to any Lien (other than a Permitted Lien) or otherwise encumber (other than a Permitted Lien), or abandon, cancel, or allow to lapse or fail to maintain any material Intellectual Property owned by any Company except in the ordinary course of business consistent in all material respects with past practice;

(g) enter into, renew or modify or amend in any material respect, terminate, assign or waive any material rights or claims under, any Material Contract or Contract that would be Material Contract if entered into prior to the date of this Agreement, except in the ordinary course of business consistent in all material respects with past practice;

(h) create new Subsidiaries or open new business units;

(i) (x) sell, pledge, lease, license, transfer, mortgage, assign, encumber (other than a Permitted Lien) or otherwise dispose of any material assets or property except pursuant to existing Contracts or (y) cancel, release or assign (A) any Indebtedness of any Person to any other Person other than any of its wholly owned Subsidiaries or (B) any claims against any Person to any Person other than any of its wholly owned Subsidiaries, except in each such case referenced in this clause (i), (1) in the ordinary course of business consistent in all material respects with past practice or (2) as expressly required by Contracts in force as of the date of this Agreement and disclosed as such in Section 5.01(i) of the Seller Disclosure Schedules;

(j) purchase or otherwise acquire any material assets or incur any material liabilities other than in the ordinary course of business consistent in all material respects with past practice;

(k) make any capital expenditure in excess of $2,000,000 in the aggregate except pursuant to the capital expenditure plan set forth in Section 5.01(k) of the Seller Disclosure Schedules;

(l) adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or dissolution, restructuring, recapitalization or reorganization;

(m) (i) incur any material long-term Indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term Indebtedness) other than in the ordinary course of business consistent in all material respects with past practice, (ii) subject any material asset to a Lien (other than (x) Permitted Liens, (y) in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers and (z) in the ordinary course of business consistent with past practice) or (iii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the Indebtedness or other obligations of any other Person in an amount that is material to the Companies, taken as a whole, or make any material Extension of Credit or material capital contribution to, or material investment in, any Person, except, in each case, in the ordinary course of business;

(n) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date), regulatory accounting guidelines or Applicable Law;

(o) purchase any material securities or otherwise make any material investments other than substantially in accordance with the investment policy of the Companies in effect as of April 2012 and previously provided to Buyer or in the ordinary course of business consistent in all material respects with past practice;

(p) except for existing Extensions of Credit issued prior to the date of this Agreement that have not yet expired, make any new Extension of Credit or renewal of Extensions of Credit other than substantially in accordance with the credit policy of the Companies in effect as of April 2012 and previously provided to Buyer;

(q) (i) grant or increase benefits payable under any severance or termination pay arrangement to (or amend any existing arrangement with)

any employee of a Company, (ii) increase benefits payable under any existing severance or termination pay Employee Plan, (iii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any employee of a Company or establish, renew, adopt, amend or terminate any collective bargaining, employee benefit or other Employee Plan, (iv) accelerate the vesting of any compensation, (v) cause the funding of any rabbi trust or similar arrangement, (vi) hire, terminate (other than for cause or performance-related reasons), or, except with respect to Excepted Employees, transfer any executive officer or officer of the Companies, (vii) pay any severance or termination pay in a manner that does not comply in all material respects with Applicable Law, (viii) materially change any actuarial or other assumptions used to calculate or determine funding obligations with respect to any Employee Plan or change the manner in which contributions to any Employee Plans are made or (ix) pay any amounts of compensation to employees of any Company not otherwise due or increase compensation, bonus or other benefits payable to any employee of a Company, in each case referred to in clauses (i) – (ix), other than (A) pursuant to the provisions of any Employee Plan in effect as of the date hereof, (B) in the ordinary course of business consistent in all material respects with past practice, (C) as required by Applicable Law or (D) as set forth in Section 3.11 or Section 5.01(q) of the Seller Disclosure Schedules;

(r) (i) pay, discharge or settle any Litigation, other than any payments, discharges or settlements in the ordinary course of business consistent in all material respects with past practice or (ii) waive or release any rights or claims material to the Companies, taken as a whole, except in the ordinary course of business consistent in all material respects with past practice;

(s) make, change or revoke any material Tax election, change any material method of Tax accounting, or adopt or change any taxable year or period, enter into any material closing agreement with respect to Taxes, file any material amended Tax Return, settle or compromise any material Tax claim or assessment or make or surrender any material claim for a refund of Taxes;

(t) take any action that to Seller’s knowledge at the time of such action would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or materially impair Seller’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby;

(u) enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking, operating, and servicing policies, except as required by Applicable Law, regulation or policies imposed by any Governmental Authority; or

(v) agree or commit to do any of the foregoing.

Section 5.02. Access to Information. (a) From the date hereof until the Closing Date, Seller will (i) give, and will cause each Company to give, Buyer, its counsel, auditors, financing sources and other authorized representatives (it being understood that each of the foregoing will be treated as an “Advisor” of Buyer under the Confidentiality Agreement) reasonable access to the offices, properties, books and records of each Company and to the books and records of Seller to the extent relating to any Company and (ii) furnish, and will cause each Company to furnish, to Buyer, its counsel, auditors, financing sources and other authorized representatives such financial and operating data and other information relating to each Company as such Persons may reasonably request; provided that, with respect to each financing source that receives access, data or information pursuant to this Section 5.02, Buyer shall identify such financing source prior to it being provided access and, at the written request of Seller, (x) cause such financing source to execute a confidentiality agreement with Buyer regarding such information (I) that is comparable to and no less restrictive than the terms of Confidentiality Agreement with respect to Buyer and (II) to which Seller is made an express third party beneficiary and (y) deliver, or cause to be delivered, to Seller a true and correct copy of each such confidentiality agreement; it being understood and agreed that (1) Seller shall not have the right to make the foregoing request if the financing source is a nationally recognized investment bank acting as principal (including as underwriter) or agent in connection with the Buyer Capital Raise and (2) Buyer shall be responsible for any actions or omissions by any such investment bank that would be breaches if such investment bank had executed and delivered to Seller a confidentiality agreement described in clause (x) above. Any investigation pursuant to this Section that is conducted by Buyer, its counsel, auditors and other representatives shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or any of the Companies. Any investigation pursuant to this Section conducted by financing sources shall be conducted in a manner consistent with customary investigations made by investment banks, whether acting as principal (including as underwriter) or agent, or prospective investors in connection with capital raisings, determined for this purpose as if Buyer were the prospective issuer after giving effect to the Closing. Any investigation pursuant to this Section shall not affect, modify or limit the representations and warranties made in this Agreement or in the certificate delivered under Section 8.02, or any resulting right to indemnification. Notwithstanding the foregoing, but without limiting Seller’s obligations under Section 5.07, Buyer shall not have access to (A) (1) personnel records of any of the Companies relating to individual performance or evaluation records, (2) medical histories or (3) other information, in each case, which in Seller’s good faith opinion would cause Seller or such Company to violate Applicable Law or (B) any information where such access or any related disclosure would (I) jeopardize the attorney-client or other legal privilege of the institution in possession or control of such information (unless, in such case, Buyer agrees to enter into a joint defense agreement or other similar agreement that would be reasonably expected to preserve such privilege) or (II) contravene any confidentiality provision of any binding agreement (including with a customer) entered into prior to the date of this Agreement if, in the case of any such confidentiality obligation, Seller shall have used commercially reasonable efforts to have obtained consent of the relevant third party to such access, in which case the parties hereto will use their commercially reasonable efforts to make appropriate substitute disclosure arrangements.

(b) On and after the Closing Date, Seller will afford promptly to Buyer and its agents reasonable access to its books of account, financial and other records, information, employees and auditors to the extent necessary or useful for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to any of the Companies; provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of Seller. Buyer shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing.

Section 5.03. Notices to Buyer of Certain Events. Seller shall promptly notify Buyer of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or, to Seller’s knowledge, threatened, relating to Seller or any of the Companies that, if pending or, to Seller’s knowledge, threatened on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12;

(d) the occurrence or non-occurrence of any event that is likely to cause any representation or warranty of Seller in this Agreement to be materially untrue or inaccurate at or prior to the Closing Date; provided that Seller’s failure to comply with its obligations under this Section 5.03(d) shall not provide Buyer with a right not to effect the transactions contemplated by this Agreement under Section 8.02, except to the extent the occurrence or non-occurrence of such event would independently provide such right; and

(e) any change or event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.04. Resignations. At or prior to the Closing Date, Seller will deliver to Buyer the resignations of all officers and directors of the Companies set forth in Section 5.04 of the Seller Disclosure Schedules. Seller will cause the delivery to the Buyer of resignations of all of the trustees of any Employee Plan.

Section 5.05. Monthly Reports. From the date of this Agreement until the Closing Date or the termination of this Agreement pursuant to Article 9, Seller will cause the Companies to provide to Buyer such monthly financial reports of the Companies that are prepared for management purposes and provided to Seller, consistent with historical practice. Seller shall cause the Companies to provide such reports no later than promptly following the furnishing of such reports to Seller.

Section 5.06. No Solicitation of Alternative Transactions. Between the date of this Agreement and the Closing or the earlier termination of this Agreement pursuant to Article 9, unless in connection with the sale of all or substantially all of the business of Seller, Seller shall not, and shall cause its Affiliates and the Companies and their representatives not to, solicit, knowingly encourage or initiate the submission of proposals or offers from, provide any confidential information relating to any Company to, or participate in discussions or negotiations or enter into any letter of intent or agreement with, or authorize any financial advisor or other person to solicit or initiate discussions or engage in negotiations with, any Person (other than Buyer, its Affiliates and their respective representatives) concerning (and in connection with) the transfer of any of the capital stock of any Company or all or substantially all of its assets to a third party.

Section 5.07. Cooperation with Buyer Capital Raise. Seller shall use its reasonable best efforts to promptly provide, and shall cause the Companies and their respective representatives to use their reasonable best efforts to promptly provide, to Buyer and its representatives such historical, financial and other business information regarding the Companies as Buyer may reasonably request in connection with the Buyer Capital Raise, and to cooperate with Buyer in connection with the Buyer Capital Raise as may be reasonably requested by Buyer, including, without limitation, using reasonable best efforts to (a)(i) cause to be prepared and provided to Buyer, as promptly as reasonably practicable, such financial information and data and financial statements (both audited annual financial statements and unaudited interim financial statements that have been subject to a review by the Companies’ auditors equivalent to review of interim financial statements filed with the SEC) of the Companies, whether on an individual or combined basis as would be required by Regulation S-X under the Securities Act for registered offerings, including in connection with Buyer’s preparation of pro forma financial statements, (ii) cause to be provided to Buyer any other information reasonably requested by Buyer of the type required by the rules and regulations of the SEC to be included in a registration statement, including under Regulation S-K, with respect to the Buyer Capital Raise, (iii) have auditors prepare and furnish drafts of customary comfort letters relating to the Buyer Capital Raise reasonably requested by underwriters and initial purchasers, which such auditors are prepared to issue upon completion of procedures, each in customary form and substance and (iv) prepare and provide any customary representation and authorization letters that are reasonably necessary in connection with the Buyer Capital Raise and cause the auditors to prepare and provide any customary consents that are reasonably necessary for the use of their reports in any materials relating to the Buyer Capital Raise (such items in clauses (i) through (iv) the “Required Information”), (b) cause senior executives of the Companies, in each case to the extent reasonably required, to (x) participate in a reasonable number of meetings, telephone calls, presentations, road shows, due diligence sessions with prospective investors and sessions with rating agencies, (y) assist with the preparation of customary materials for rating agency presentations, offering documents, Proxy Statement, business projections and customary marketing documents in connection with the Buyer Capital Raise and (z) assist in negotiating the documentation for any Buyer Capital Raise, including reviewing and commenting on documentation and participating in drafting and negotiating sessions with Buyer’s representatives, (c) cooperate with Buyer’s efforts to have any registration statement filed with respect to the Buyer Capital Raise declared effective by the SEC, (d) obtain customary Company officers’ certificates, legal opinions, accountants’ comfort letters and consents to the use of audit reports and (e) make available such financial and other information and books and records of the Companies as would be customary for the underwriters or initial purchasers and their counsel to conduct a reasonable investigation of the Companies assuming the Buyer Capital Raise includes an underwritten offering of securities; provided that none of Seller, any Company or any of their respective representatives shall be required in connection with the Buyer Capital Raise to (i) enter into any binding agreements (other than any certificates, engagement agreements or other similar agreements necessary to provide the cooperation contemplated by this Section 5.07), or (ii) take any actions that would encumber any of its assets, pay any commitment or other similar fee, or incur any liability or any obligation, whether personal or otherwise, other than any fee, liability or obligation to be reimbursed or payable by Buyer; provided, further, that all non-public or confidential information provided by Seller, any Company, any Subsidiary of a Company or any of their respective representatives pursuant to this Section 5.07 shall be kept confidential in accordance with the applicable confidentiality provisions of Sections 5.02 and 7.08. It is understood and agreed that Buyer will be permitted to engage third parties to assist it in connection with its compliance with this Section 5.07. Buyer shall promptly, upon the written request by Seller, reimburse Seller for all documented and reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Seller, any Company or any of their respective representatives in connection with its cooperation contemplated by this Section 5.07 and shall indemnify and hold harmless Seller, each Company and each of their respective representatives from and against any and all Losses incurred by any of them in connection with the Buyer Capital Raise (other than any such Losses attributable to or resulting from willful misconduct by Seller, such Company or such representatives and without limiting Buyer’s right to indemnification under Section 10.02(a) in respect of breaches of the representations set forth in Section 3.31). Seller shall promptly notify Buyer in the event that Seller determines that any information provided to Buyer pursuant to this Section 5.07 and included in a Proxy Statement, registration statement, or other offering document is inaccurate such that the Proxy Statement, Registration Statement or other offering document containing such information contains an untrue statement of material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE 6

COVENANTS OF BUYER

Buyer agrees that:

Section 6.01. Access. On and after the Closing Date, Buyer will cause each Company to afford promptly to Seller and its agents reasonable access to its properties, books, records, information, employees and auditors in connection with (a) the preparation of Tax Returns that are the responsibility of Seller, (b) management and handling of any Tax audits and Tax disputes, (c) complying with any request, subpoena, inquiry or investigation demand by any Governmental Authority, in each case relating to any period ending on or before the Closing Date, (d) to the extent necessary to determine any matter relating to its rights hereunder or (e) for any other legitimate business purpose, including the preparation of financial statements; provided that any such access by Seller shall not unreasonably interfere with the conduct of the business of Buyer or any such Company. Seller shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing. This Section 6.01 shall survive the Closing and shall continue in full force and effect, and Buyer and the Companies shall maintain all such books and records, until the later to occur of: (i) seven years after the Closing Date; and (ii) the expiration of all applicable statute of limitations periods. Notwithstanding the foregoing, Seller and its agents shall not have access to (A) (1) personnel records of any of the Companies relating to individual performance or evaluation records, (2) medical histories or (3) other information, in each case, which in Buyer’s good faith opinion would cause Buyer or such Company to violate Applicable Law or (B) any information where such access or any related disclosure would (I) jeopardize the attorney-client or other legal privilege of the institution in possession or control of such information (unless, in such case, Seller agrees to enter into a joint defense agreement or other similar agreement that would be reasonably expected to preserve such privilege) or (II) contravene any confidentiality provision of any binding agreement (including with a customer) if, in the case of any such confidentiality obligation, Buyer shall have used commercially reasonable efforts to have obtained consent of the relevant third party to such access, in which case the parties hereto will use their commercially reasonable efforts to make appropriate substitute disclosure arrangements.

Section 6.02. Seller Marks Phase Out. (a) Seller hereby grants to the Companies a limited, non-exclusive, non-transferable, non-sublicensable, royalty-free license for a term of 60 days immediately after the Closing to use the Seller Marks solely in connection with the conduct of the business of the Companies substantially as conducted immediately prior to the Closing; provided that Buyer shall, and shall cause the Companies to, cease use of the Seller Marks as soon as reasonably practicable after the Closing in accordance with this Section 6.02(a). As soon as reasonably practicable after the Closing, but in any event, no later than 60 days immediately after the Closing, Buyer shall, and shall cause the Companies to, (i) cease all use of the Seller Marks, (ii) deplete the labeling, stationery, forms, supplies, displays, advertising and promotional materials, manuals, and packaging existing in the inventory of the Companies at the Closing that bear the Seller Marks (the “Materials”) or remove, destroy or strike over all Seller Marks from the Companies’ Materials, (iii) remove Seller Marks from the Companies’ assets, websites, email and other online materials and from all signage and other displays and (iv) no later than 30 days after the Closing, file amendments to the Companies’ certificates of incorporation, articles of association or other organizational documents with the applicable Governmental Authorities changing the names of the Companies to names that do not include any of the Seller Marks or any Trademark that is confusingly similar to any Seller Mark; provided that, as soon as practicable after the date hereof, Seller shall assist Buyer in developing a plan for Buyer’s phase-out of Seller Marks and Trademarks in accordance with this Section 6.02(a). Any use by the Companies of the Seller Marks during the limited license period provided in this Section 6.02(a) shall be (A) solely in connection with goods, products and services that are (x) the type of goods, products and services in connection with which the Companies were using the Seller Marks at the time of the Closing and (y) of a quality at least as high as the quality of goods, products and services provided by the Companies immediately prior to the Closing and (B) subject to all style and other usage guidelines in effect for the Seller Marks immediately prior to the Closing. All goodwill associated with the use by the Companies of the Seller Marks shall inure to the benefit of Seller or its Affiliates, as applicable. Following the Closing, none of Buyer, its Affiliates, or any of the Companies shall contest the validity or ownership of any of the Seller Marks or adopt or employ any Seller Marks or any variation or derivative of any Seller Mark or any Trademark that is confusingly similar to any Seller Mark. For the purposes of this Section 6.02, “Seller Marks” shall mean any and all Trademarks owned by Seller or any of its Affiliates, including the Trademarks set forth in Section 6.02(a) of the Seller Disclosure Schedules.

(b) Notwithstanding anything herein to the contrary, if at any time, either Buyer or Seller discovers any Trademark registration or application (including any domain name registration) for any Seller Mark that is owned or registered in the name of any of the Companies, the parties hereto shall take all reasonable actions to promptly effect the transfer and assignment of such Trademark registrations and applications (including any domain name registrations) to Seller or one of its Affiliates (as determined by Seller).

(c) Without limitation of the foregoing in this Section 6.02, prior to the Closing, Seller shall provide to Buyer such assistance as Buyer may reasonably request with respect to Buyer’s design and implementation of alternate portals to those associated with the domain names set forth in Section Section 6.02(c) of the Seller Disclosure Schedules (the “Retained Domain Names”); provided that (i)

Seller shall not be required to provide any such assistance to the extent such assistance would unreasonably interfere with the normal business operations of Seller and (ii) Buyer shall pay Seller for such assistance as if such assistance were a New Service (as defined in Exhibit A) provided pursuant to the Transition Services Agreement during the term of the Transition Services Agreement (it being understood that such assistance shall be limited to the period between the date hereof and the Closing, that the cost used to calculate clause (i) of the definition of Service Cost under Exhibit A and the Transition Services Agreement shall include the costs of the Companies, and that the applicable payment terms and invoicing requirements set forth in the Transition Services Agreement shall apply to such assistance mutatis mutandis).

Section 6.03. Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege. (a) Buyer waives and will not assert, and agrees to cause the Companies following Closing to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Seller, the Companies or any of their respective shareholders, officers, employees or directors (any such Person, a “Designated Person”) in any matter involving this Agreement or any other agreements or transactions contemplated hereby, by any legal counsel that represented Seller or any of the Companies prior to the Closing Date in connection with this Agreement or any other agreements or transactions contemplated hereby (the “Current Representation”).

(b) Buyer will not assert, and agrees to cause the Companies to not assert, any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Buyer, Seller or, following the Closing, with any of the Companies, it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by Seller and, Buyer waives and will cause the Companies to waive, such attorney-client privilege, for the limited purpose of giving effect to the foregoing; provided that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving this Agreement or any other agreements or transactions contemplated hereby, or to communications with any Person other than the Designated Persons and their advisors and is not intended to affect the attorney-client privilege in any other context.

Section 6.04. Notices to Seller of Certain Events. Buyer shall promptly notify Seller of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or, to the Buyer’s knowledge, threatened, relating to Buyer that, if pending on the date of this Agreement, would be reasonably expected to materially interfere with, impede or delay the transactions contemplated hereby;

(d) the occurrence or non-occurrence of any event that is likely to cause any representation or warranty of Buyer in this Agreement to be materially untrue or inaccurate at or prior to the Closing Date; provided that Buyer’s failure to comply with its obligations under this Section 6.04(d) shall not provide Seller with a right not to effect the transactions contemplated by this Agreement under Section 8.03, except to the extent the occurrence or non-occurrence of such event would independently provide such right; and

(e) any change or event that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Buyer or materially interfere with, impede or delay the ability of Buyer to consummate the transactions contemplated hereby.

Section 6.05. Contact with Customers and Vendors. Without prior written consent of Seller (which consent shall not be unreasonably withheld, delayed or conditioned), Buyer and its Affiliates shall not, prior to the Closing Date, contact any customer, vendor, supplier or employee of, or any other Person having business dealings with the Companies, in each such case, with respect to the Companies or any aspect of the transactions contemplated under this Agreement.

Section 6.06. Satisfaction of Liabilities; Director and Officer Indemnification. (a) Buyer shall cause each Company to satisfy its liabilities and obligations on a punctual basis and, without limiting the generality of the foregoing, Buyer shall, and shall cause each Company to, indemnify, defend and hold harmless, the present and former directors and officers of such Company in their capacities as such (each, a “Company Indemnified Party”) in accordance with the certificate of incorporation and bylaws, or other charter documents, of such Company to the fullest extent permitted thereunder and not prohibited by

Applicable Law after the Closing Date against any and all damage, loss and expense (including reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding involving a third party claim) (“Damages”) arising out of actions or omissions occurring on or prior to the Closing Date.

(b) In the event following the Closing Buyer or any of its successors or assigns or a Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer or such Company, as applicable, assume the respective obligations set forth in this Section 6.06.

(c) The provisions of this Section 6.06 are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives.

Section 6.07. Buyer Financing. (a) Buyer shall use its reasonable best efforts to consummate the transactions contemplated by the Subscription Agreements within three Business Days after the date hereof and shall keep Seller reasonably and promptly informed of the status thereof. If for any reason the transactions contemplated by one or more of the Subscription Agreements is not consummated within five Business Days after the date hereof, Buyer shall use its reasonable best efforts to obtain alternative financing in lieu thereof as promptly as practicable.

(b) As soon as practicable after the date hereof and in any event prior to the Closing, Buyer shall diligently pursue and use its reasonable best efforts to consummate the Buyer Capital Raise and shall keep Seller reasonably and promptly informed of the status thereof; provided that Buyer may suspend its efforts to consummate the Buyer Capital Raise from time to time after the delivery of the Required Information for an aggregate period not to exceed 30 days.

Section 6.08. Conduct of Buyer. From the date hereof through the Closing Date, except as required by Applicable Law, expressly contemplated hereby or as otherwise authorized by the prior written consent of Seller, Buyer shall not (a) amend the constituent documents of Buyer or any of its Subsidiaries in a manner that would materially impair or delay Buyer’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby, (b) take any action that to Buyer’s knowledge at the time such action is taken would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or materially impair Buyer’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby, (c) take any actions that is intended or reasonably likely to result in any of the conditions set forth in Section 8.01 or Section 8.03 not being satisfied or (d) agree to take or make any commitment to take any of the actions prohibited by this Section 6.08.

ARTICLE 7

COVENANTS OF BUYER AND SELLER

Buyer and Seller agree that:

Section 7.01. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Buyer and Seller will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or desirable under Applicable Law to consummate the transactions contemplated by this Agreement (including the Bank Merger) as promptly as practicable. Without limiting the foregoing, Seller and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer good title to the Transferred Shares; provided that such documents, certificates, agreements, other writings or actions shall not require Seller or its Affiliates or any other Person to make any additional representations, warranties or covenants, express or implied, not contained in this Agreement. Seller shall use reasonable best efforts to obtain the consents set forth in Section 7.01 of the Seller Disclosure Schedules.

Section 7.02. Certain Filings and Approvals. (a) Seller and Buyer shall cooperate with one another (i) in preparing and filing with the SEC any Proxy Statement and any other filings in connection with the transactions contemplated by this Agreement (including, without limitation, in connection with the Buyer Capital Raise) and attempting to clear any Proxy Statement, in each case, subject to Section 5.07 and (ii) in preparing and filing with the New York Stock Exchange any filings and applications in connection with the transactions contemplated by this Agreement, subject to Section 5.07, and will use their respective reasonable best efforts (x) in determining as promptly as practicable whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (y) subject to the terms and conditions of this Agreement, in taking such actions or making any such filings, and furnishing information required in connection therewith and to obtain as promptly as practicable any such actions, consents, approvals or waivers. In the case of any such filing or action that is required to be made by Seller or Buyer, the other party shall, to the extent permitted by Applicable Law, be given an opportunity to review and comment upon such filing or action prior to its being filed, made or taken and the filing party shall reasonably address such comments of the non-filing party; provided that the filing party may exclude from any such filing or action provided to the non-filing party any personal or non-public financial information and any other confidential or proprietary information, of or relating to individuals or shareholders of the filing party. Each of Buyer and Seller agrees that it shall consult and cooperate with each other with respect to obtaining all Permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby as promptly as practicable. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Buyer to take any action, or commit to take any action, or agree to any condition or restrictions, in connection with the provisions of Sections 7.01 or 7.02 that would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the business, results of operations, financial condition, assets or liabilities of Buyer and its Subsidiaries taken as a whole (measured on a scale relative to the Companies taken as a whole) (a “Materially Burdensome Regulatory Condition”); provided that the parties agree that none of the actions, conditions or restrictions set forth in Section 7.02(a) of the Seller Disclosure Schedules shall be considered a Materially Burdensome Regulatory Condition.

(b) The parties agree to make the following filings by the date set forth opposite each such filing (in the case of Buyer assuming the full and prompt cooperation of Seller (which cooperation shall be provided), and in the case of Seller assuming the full and prompt cooperation of Buyer (which cooperation shall be provided)):

Filing	Date
FR Y-3 application to the Federal Reserve to acquire a bank holding company	30 days from the date hereof

Interagency Bank Merger Act Application to the FDIC	30 days from the date hereof

Office of the Commissioner of Insurance Change in Control Notice	30 days from the Closing Date

Application for Approval of Change in Ownership to FINRA pursuant to NASD Rule 1017	30 days from the date hereof

Application to the OCFI under the Banking Act	30 days from the date hereof

Application to the OCFI under the IBC Act	30 days from the date hereof

Notice to the MSRB	30 days from the date hereof

(c) Subject to the fourth sentence of Section 7.02(a), Buyer shall promptly take (and shall cause its Affiliates to promptly take) any and all action necessary, including (i) participating in and actively defending against or otherwise pursuing any litigation that may be commenced by a Governmental Authority or private party relating to this Agreement or the transactions contemplated hereby, to avoid the entry of, or to effect the dissolution of or vacate or lift, any order that would have the effect of preventing or delaying the Closing and (ii) resolving the objections, if any, that any Governmental Authority or private party may assert under any Applicable Law with respect to the transactions contemplated by this Agreement, and, consistent with the foregoing, to avoid or eliminate each and every impediment under any Applicable Law asserted by any Governmental Authority or private party with respect to the purchase by Buyer of the Transferred Shares so as to enable the Closing to occur as soon as reasonably possible, including (A) restructuring, selling, divesting or disposing of assets or businesses of Buyer or any of its Subsidiaries (including, after Closing, the Companies), or committing to take such actions and (B) otherwise taking or committing to take actions that would limit Buyer’s or its Subsidiaries’ (including, after Closing, the Companies) freedom of action with respect to, or its ability to retain, one or more of their respective assets or businesses.

(d) Each of Buyer and Seller shall promptly inform the other party upon receipt of any communication from any Governmental Authority or private party regarding any of the transactions contemplated by this Agreement to the extent permitted by Applicable Law and not contrary to the request or requirement of such Governmental Authority. If Buyer or Seller (or any of their respective Affiliates or any of the Companies) receives a request for additional information from any Governmental Authority that is related to the transactions contemplated by this Agreement, then such party shall use its reasonable best efforts to make, or cause to be made in good faith, after consultation with the other party to the extent permitted by Applicable Law and not contrary to the request or requirement of such Governmental Authority, an appropriate response to such request as promptly as practicable. No party shall participate in any meeting, or engage in any material substantive conversation, with any Governmental Authority without giving the other party prior notice of the meeting or conversation and, unless prohibited by, or contrary to the request of, such Governmental Authority, the opportunity to attend or participate.

(e) Buyer shall advise Seller promptly of any understandings, undertakings or agreements (oral or written) which Buyer proposes to make or enter into with any Governmental Authority in connection with the transactions contemplated by this Agreement. For the avoidance of doubt and irrespective of whether the purchase by Buyer of the Transferred Shares occurs, Buyer shall not require Seller, any of its Affiliates or any of the Companies to, and neither Seller nor any of its Affiliates shall be required to, take any action with respect to any Applicable Law which would bind Seller, any of its Affiliates or any of the Companies.

Section 7.03. Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except where a press release or public announcement is required by Applicable Law or any listing agreement with any national securities exchange and such obligation of consultation cannot be reasonably complied with, will not issue any such press release or make any such public statement prior to such consultation.

Section 7.04. Transition Services Agreement. From the date hereof until the Closing Date, the parties shall use reasonable best efforts to cooperate (a) with respect to Seller or its applicable Affiliates providing or causing to be provided to the Companies, or the Companies providing or causing to be provided to Seller and its Affiliates, the transition services described in Exhibit A hereto together with such additional services as may be mutually agreed (collectively, the “Services”) and (b) to prepare schedules that set forth the terms and scope of such Services (the “Services Schedules”), which shall specify that the Services shall be provided (i) for a transition period of not more than twelve (12) months following the Closing and, except as provided in Exhibit A, (ii) (A) for the first six (6) months following Closing, on the pricing terms on which those services were provided prior to Closing (the “Historical Price”) and (B) for any period beyond the initial six-month period following Closing, at the Historical Price plus fifteen percent (15%). At Closing, Buyer and Seller shall enter into a transition services agreement consisting of a “base” agreement substantially in the form of Exhibit B hereto and the Services Schedules prepared in accordance with this Section 7.04 (Exhibit B and the Services Schedules together, the “Transition Services Agreement”).

Section 7.05. Bank Merger. As soon as reasonably practicable, but in no event later than 10 Business Days immediately after the date hereof, (a) HoldCo (in its capacity as sole shareholder of PR Bank) and the board of directors of PR Bank shall approve the Bank Merger, (b) to the extent they have not already done so, Buyer (in its capacity as sole shareholder of Buyer Bank) and the board of directors of Buyer Bank shall approve the Bank Merger, (c) Seller shall cause PR Bank to execute and deliver to Buyer Bank a counterpart to a merger agreement in the form of Exhibit C hereto with respect to the Bank Merger (the “Bank Merger Agreement”) and (d) Buyer shall cause Buyer Bank to execute and deliver to PR Bank a counterpart to the Bank Merger Agreement. The parties intend that the Bank Merger will become effective on the Closing Date.

Section 7.06. Non-competition; Non-solicitation. (a) Seller agrees that during the period beginning on the Closing Date and ending on the third anniversary of the Closing Date it will not, and it will not permit any of its Subsidiaries to: (i) control (within the meaning of the BHC Act, including the rules and regulations promulgated thereunder, or any successor provision) any insured depositary institution with its headquarters located within Puerto Rico, (ii) open or operate a branch of Seller, or of any Subsidiary of Seller, in Puerto Rico that engages in banking, insurance or broker-dealer activities or (iii) actively market banking, securities brokerage or insurance products and services to Persons in Puerto Rico (other than (A) as a result of worldwide or region wide general media advertising not aimed primarily at Persons in Puerto Rico, (B) to any Person or any of its Affiliates to whom Seller or any of its Affiliates has provided products or services prior to the date hereof and (C) to any Person or any of its Affiliates to whom Seller or any of its Affiliates first provides products or services after the date hereof so long as the marketing in connection with the first products and services provided was not primarily directed to providing products and services in Puerto Rico) (the activities referenced in clauses (i), (ii) and (iii), the “Prohibited Activities”); provided that nothing herein will prevent Seller or any of its Subsidiaries from acquiring, and thereafter owning, any entity or business (such entity or business, the “Acquired Business”) that directly or indirectly engages in any of the Prohibited Activities so long as, at the time of the acquisition, the Prohibited Activities account for less than 20% of the value (as determined in good faith by the board of directors of Seller) of the Acquired Business.

(b) Seller agrees that during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date it will not, and it will not permit any of its Subsidiaries to, solicit for employment or employ any person who was in a senior vice president or more senior position with any of the Companies on the Closing Date; provided that (i) the foregoing shall not apply to the Excepted Employees, (ii) nothing herein shall apply to any person who has left the employment of the Companies other than as a result of a breach of this provision and (iii) the non-solicitation restrictions of this paragraph shall not apply to any general solicitations for employment, such as any newspaper or Internet help wanted advertisement, or any search firm engagement which, in any such case, is not directed or focused on personnel employed by the Companies. As used herein, the term “Excepted Employees” means the persons set forth in Section 7.06(b) of the Seller Disclosure Schedules.

(c) If any provision contained in this Section 7.06 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law.

Section 7.07. Intercompany Accounts; Related Party Agreements. Effective as of the Closing, all Contracts and other intercompany arrangements between any Company, on the one hand, and Seller or any of its Subsidiaries, on the other hand, shall be terminated and of no further force or effect, and none of the Companies, the Seller or any of the Seller’s Subsidiaries shall have any further rights or obligations against each other with respect thereto, except that the foregoing shall not apply to: (i) the Contracts and arrangements set forth on Section 3.10 of the Seller Disclosure Schedules (disregarding the cross reference to Section 3.11(a)(ix) of the Seller Disclosure Schedules therein), (ii) any Derivative Contract entered into in the ordinary course of business after March 31, 2012 and any related right or obligation, including any collateral account with respect thereto and (iii) any amount owed to a provider under any intercompany services or similar arrangements entered into in the ordinary course of business with respect to goods or service provided prior to the Closing (“Service Fees”). For the avoidance of doubt, all intercompany services or similar arrangements entered into from the date hereof until the Closing Date shall be entered into in the ordinary course of business consistent with past practice in all material respects. If any third party is a party to any such Contract to be terminated the parties will use their reasonable best efforts to implement the arrangements hereunder with respect thereto. Immediately prior to the Closing each applicable recipient shall pay all accrued and unpaid Services Fees owed by it except to the extent such Service Fees cannot practicably be calculated as of such time, in which case the amount that cannot be so calculated will be paid as promptly as practicable after it can be so calculated. At the Closing the Companies and Seller (on behalf of itself and its Subsidiaries) will enter into customary arrangements effecting the termination described above and releasing all claims each may have against the other with respect to the period ending on the Closing, except for the matters set forth in clauses (i), (ii) and (iii) of the first sentence of this Section 7.07.

Section 7.08. Confidentiality. (a) Buyer and Seller hereby agree to be bound by and comply with the terms of the Confidentiality Agreement, which are hereby incorporated into this Agreement by reference, such that the information obtained by Buyer or its officers, employees, agents, financing sources or representatives during any investigation conducted pursuant to Section 5.02, or in connection with the negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby, or otherwise, shall be governed by the terms of the Confidentiality Agreement; provided the Confidentiality Agreement shall terminate upon Closing and provided, further, that, notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, (i) Buyer shall be entitled to use any information regarding the Companies provided by Seller, the Companies or their respective representatives pursuant to Section 5.07 in any Proxy Statement, registration statement or other offering document, in each case, relating to the Buyer Capital Raise, to the extent necessary so that such Proxy Statement, registration statement or other offering document does not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the information contained in any such Proxy Statement, registration statement or other offering document may be included in other documents and presentations with respect to the Buyer Capital Raise and (ii) each of Buyer and Seller shall be permitted to file this Agreement in accordance with applicable securities laws.

(b) Seller agrees that during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, Seller shall, and shall cause its Affiliates, officers, employees, agents and representatives to, keep confidential any and all non-public information relating to the Companies, including any technical, scientific, trade secret or other proprietary information, together with any reports, analyses, compilations, memoranda, notes and any other writings prepared by Seller or its Affiliates, officers, employees, agents or representatives to the extent they contain, incorporate or reflect such information, except (A) pursuant to the order, demand or request of any Governmental Authority, as required in any litigation or other proceeding, or as otherwise required by Applicable Law or administrative process (in which case the disclosing party shall, to the extent it is permitted to do so, provide Buyer prompt notice thereof and cooperate with Buyer so that Buyer may seek a protective order or other appropriate remedy), (B) for information that is or becomes part of the public domain other than as a result of a breach of this Section 7.08(b) and (C) to the extent that such information is or has become known to the Person receiving such information from a source who, to Seller’s knowledge, is not breaching any contractual, legal or fiduciary obligation by making such disclosure, and Seller shall not use, and shall cause its Affiliates not to use, the information restricted by this Section 7.08(b) in connection with the conduct of its or its Affiliates’ businesses or for any other purpose except as required for financial or tax reporting or by Applicable Law, as necessary to enforce its rights and remedies under this Agreement or for any other legitimate business purpose that maintains the confidentiality of such information and is not detrimental to the Companies.

Section 7.09. Employee Benefit Matters. (a) Seller shall, between the date hereof and Closing, take any and all actions necessary to transfer the employment of the employees set forth in Section 7.09(a) of the Seller Disclosure Schedules, such that each such individual is no longer employed by any of the Companies as of the Closing. Buyer agrees that, upon written request by Seller, it will allow such individuals to continue to receive medical benefits under the plans of the Companies at Seller’s cost for a reasonable period of time not to exceed three months following the Closing, to be mutually agreed by Seller and Buyer.

(b) Buyer agrees that, with respect to the employees of the Companies as of the Closing, it and the Companies will be responsible for all obligations pursuant to all applicable severance and/or retention plans, arrangements and statutory requirements arising (i) out of the transactions contemplated hereby or (ii) after the Closing. In addition, Buyer expressly agrees to honor and assume all obligations under the Retention Agreements.

(c) For the period commencing on the Closing Date and ending on the one (1) year anniversary thereof, Buyer shall provide to each employee of the

Companies as of the Closing who continues employment with Buyer or any of its Affiliates (each, a “Continuing Employee”) (i) a base salary or hourly wage rate, as applicable, an annual bonus opportunity and employee benefits (excluding any equity or equity-based incentive) that are in the aggregate substantially comparable to the base salary or hourly wage rate, as applicable, annual bonus opportunity and employee benefits provided pursuant to an Employee Plan (excluding any equity or equity-based incentive) to which such Continuing Employee is entitled immediately prior to the Closing and (ii) severance benefits that are no less favorable than those provided by the Companies, as applicable to any such Continuing Employee, immediately prior to the Closing, consisting of those severance benefits set forth in Section 7.09(c) of the Seller Disclosure Schedules and those statutory severance benefits required to be paid under Applicable Law.

(d) With respect to any employee benefit plan maintained by Buyer or any of its Affiliates in which any Continuing Employee becomes a participant, for purposes of eligibility, vesting and levels of benefits, but not for purposes of benefit accruals under any defined benefit pension plan, such Continuing Employee shall receive full credit for service with the applicable Company (or predecessor employers to the extent the Company provided such past service credit prior to the Closing) to the same extent that such service was recognized as of the Closing under a comparable plan of the applicable Company in which the Continuing Employee participated.

(e) With respect to any welfare plan maintained by Buyer or any of its Affiliates in which any Continuing Employee is eligible to participate after the Closing, Buyer shall, or shall cause its Affiliates to, to the extent permitted under Applicable Law, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of the Companies prior to the Closing and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid and for out-of-pocket maximums incurred prior to the Closing in satisfying any analogous co-payment, deductible or out-of-pocket requirements to the extent applicable under any such plan.

(f) Buyer and Seller acknowledge and agree that all provisions contained in this Section 7.09 are included for the sole benefit of Buyer and Seller and shall not create any right in any other Person, including, any Continuing Employees. No provision in this Agreement shall create any right to employment or to continued employment or to a particular term or condition of employment with any of the Companies or Buyer or any of their respective Affiliates. Nothing in this Section 7.09 or any other provision of this Agreement (i) shall be construed to establish, amend, or modify any benefit plan, program or arrangement or (ii) shall limit the ability of the Companies or Buyer or any of their respective Affiliates to amend, modify or terminate any benefit plan, program or arrangement following the Closing.

Section 7.10. Certain Litigation Matters. From and after the Closing, with respect to any Litigation set forth in Section 3.12 of the Seller Disclosure Schedules to which both Seller or any of its Affiliates, on the one hand, and any of the Companies, on the other hand, are defendants, the parties shall enter into a mutually acceptable joint defense agreement and shall cooperate in good faith in the defense thereof.

Section 7.11. Certain Intellectual Property Matters. (a) Prior to the Closing, Seller shall transfer and assign to the Companies all of its right, title and interest in and to the Transferred Software (including any Intellectual Property Rights arising therefrom). Effective as of the Closing, Seller hereby grants and shall grant to the Companies a perpetual, irrevocable, royalty-free, nonexclusive license to use, copy, distribute, perform, display and create derivative works of the Licensed Software. For purposes of this Section 7.11, “Transferred Software” means (i) the software set forth in Section 7.11(a) of the Seller Disclosure Schedules and (ii) any other software owned by Seller and used exclusively in the business of the Companies as currently conducted other than the Excluded Software, and “Licensed Software” means any software owned by Seller and used primarily in the business of the Companies as currently conducted other than the Transferred Software and Excluded Software. Notwithstanding anything herein to the contrary, except as provided in the Transition Services Agreement, Seller shall not have any obligation to deliver, perform or provide any support, maintenance, improvement or update with respect to any Transferred Software or Licensed Software. Prior to the Closing, Seller shall deliver to the Companies a copy of all source code and object code included in the Transferred Software and Licensed Software, and all documentation associated therewith, in each case to the extent that the Companies are not already in possession of such source code, object code or documentation. The Licensed Software shall be deemed added to Exhibit A, Appendix 1.

(b) Seller shall use reasonable best efforts to assign the licenses, in each case to the extent that such licenses were paid for solely by the Companies, to the software set forth in Section 7.11(b) of the Seller Disclosure Schedules (the “Third Party Software”) to the Companies, including, in the event that the consent of the licensor of any Third Party Software is required in order to effect such assignment, using reasonable best efforts to obtain such consent; provided that if Seller is unable to obtain any such consent, Seller shall promptly notify the Companies in writing and shall, and shall cause its Affiliates to, use reasonable best efforts to implement an appropriate alternative arrangement. The costs relating to obtaining any such consents or implementing any such alternative arrangements shall be borne solely by Buyer; provided that Seller shall not incur any such costs without the prior written consent of Buyer.

(c) Prior to the Closing, the Companies shall transfer and assign to Seller all of their right, title and interest in and to the software set forth in Section 7.11(c) of the Seller Disclosure Schedules (including any Intellectual Property Rights arising therefrom) (the “Excluded Software”). Notwithstanding anything herein to the contrary, the Companies shall not have any obligation hereunder to deliver, perform or provide any support, maintenance, improvement or update with respect to any Excluded Software. Prior to the Closing, the Companies shall deliver to Seller a copy of all source code and object code included in the Excluded Software, and all documentation associated therewith, in each case to the extent that Seller is not already in possession of such source code, object code or documentation.

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.01. Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

(a) receipt, without (in the case of Buyer) the imposition of a Materially Burdensome Regulatory Condition, of the regulatory approvals, and expiration of all statutory waiting periods in connection therewith, to the extent required in connection with the transactions contemplated hereby, from:

(i) the OCFI pursuant to the IBC Act, the Banking Act and certain conditions imposed by the OCFI in the OCFI Letter;

(ii) the Federal Reserve under the BHC Act;

(iii) the FDIC under the Bank Merger Act;

(iv) FINRA pursuant to NASD Rule 1017; and

(b) no order or injunction shall have been issued by any Governmental Authority of competent jurisdiction (and continue to be in effect) that prohibits the consummation of the Closing.

Section 8.02. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions: (i) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date and (ii) the representations and warranties of Seller contained in Article 3 shall be true at and as of the Closing Date, as if made at and as of such date (except to the extent such representation or warranty expressly relates solely to an earlier date, in which case at and as of such earlier date), disregarding the phrases “material”, “materially”, “in all material respects” or similar phrases and any qualifications as to a Material Adverse Effect, with only such exceptions as would not in the aggregate have, or reasonably be expected to have, a Material Adverse Effect; provided that notwithstanding the foregoing, (A) each of the representations and warranties of Seller contained in Sections 3.01, 3.02, 3.05(b), and 3.06(c), (d) and (e) shall be true in all material respects at and as of the Closing Date, as if made at and as of such date (except to the extent such representation or warranty expressly relates solely to an earlier date, in which case at and as of such earlier date) and (B) each of the representatives and warranties of Seller contained in Sections 3.05(a), 3.06(a), 3.06(b) and 3.08(a)(ii) shall be true in all respects as of the Closing Date, as if made at and as of such date (except to the extent such representation or warranty expressly relates to an earlier date, in which case at and as of such earlier date) except, in the case of Sections 3.05(a), 3.06(a) and 3.06(b), for de minimis failures to be true. Buyer shall have received a certificate signed by an executive officer of Seller to the effect set forth in the foregoing clauses (i) and (ii).

Section 8.03. Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions: (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date and (ii) the representations and warranties of Buyer contained in Article 4 shall be true in all material respects at and as of the Closing Date, as if made at and as of such date (except to the extent such representation or warranty relates solely to an earlier date, in which case at and as of such earlier date). Seller shall have received a certificate signed by an executive officer of Buyer to the foregoing effect.

ARTICLE 9

TERMINATION

Section 9.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Seller and Buyer;

(b) by either Seller or Buyer if the Closing shall not have been consummated on or before the one year anniversary of the date hereof (the “Outside Date”); provided that if Buyer has been unable to consummate the Buyer Capital Raise despite being in compliance with its obligations under Section 6.07(b), the Outside Date may be extended, by written notice delivered by Buyer to Seller at least five (5) Business Days prior to the then effective Outside Date, up to a date not beyond the end of the fifteenth month following the date hereof; provided, further, that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time;

(c) by either Seller or Buyer if (i) any Governmental Authority that must grant an approval referenced in Section 8.01(a) has denied such approval, and such denial has become final and non-appealable or (ii) any Governmental Authority of competent jurisdiction shall have issued a final non-appealable order enjoining or otherwise prohibiting the consummation of the Closing, unless, in either case, such denial of approval or issuance of such order arises out of, or results from, a breach of any provision of this Agreement by the party seeking to terminate this Agreement;

(d) by Buyer if a breach of any provision of this Agreement by Seller shall have occurred that would cause one or more of the conditions set forth in Section 8.02 not to be satisfied, and either (i) if such breach is of a type that can be cured, such breach shall not have been cured within thirty (30) days by Seller after receiving notice of such breach or (ii) such condition would not reasonably be expected to be satisfied by the Outside Date; provided that the right to terminate this Agreement pursuant to this Section 9.01(d) shall not be available to Buyer if it shall then be in material breach of this Agreement; or

(e) by Seller if a breach of any provision of this Agreement by Buyer shall have occurred that would cause one or more of the conditions set forth in Section 8.03 not to be satisfied, and either (i) if such breach is of a type that can be cured, such breach shall not have been cured within thirty (30) days by Buyer after receiving notice of such breach or (ii) such condition would not reasonably be expected to be satisfied by the Outside Date; provided that the right to terminate this Agreement pursuant to this Section 9.01(e) shall not be available to Seller if it shall then be in material breach of this Agreement.

The party desiring to terminate this Agreement pursuant to Section 9.01(b), Section 9.01(c), Section 9.01(d) or Section 9.01(e) shall give notice of such termination to the other party.

Section 9.02. Effect of Termination. (a) If this Agreement is terminated as permitted by Section 9.01, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from (i) the willful and knowing failure to perform a covenant of this Agreement or (ii) any inaccuracy in a representation or warranty in respect of which the party that made such representation or warranty knew, at the time such representation or warranty was made, of facts that would cause such representation or warranty to be untrue in a manner that would result in a condition to Closing not being satisfied, then such party shall be fully liable for any and all Damages reasonably incurred or suffered by the other party as a result of such failure or breach. The provisions of this Section 9.02, Sections 7.08, 11.03, 11.04, 11.05, 11.06, 11.07, 11.08, 11.09, 11.10, 11.11 and 11.12, and the second to last and third to last sentences of Section 5.07 shall survive any termination hereof pursuant to Section 9.01.

(b) If this Agreement is terminated pursuant to Section 9.01(b) or Section 9.01(c) and at the time of such termination (i) Seller is not in breach of any provision of this Agreement in a manner that would cause one or more of the conditions set forth in Section 8.02 not to be satisfied and (ii) there exists no fact or circumstance that results in any representation or warranty set forth in Sections 3.14, 3.15, 3.16 or 3.17 being inaccurate at any time prior to termination, which fact or circumstance materially contributes to (A) any denial or failure to obtain the regulatory approvals set forth in Section 8.01(a), (B) any order or injunction set forth in Section 8.01(b), (C) actions by a Governmental Authority that have delayed or impeded the Closing such that the Closing could not occur by the Outside Date (as the same may have been extended pursuant to Section 9.01(b) or (D) a Materially Burdensome Regulatory Condition, then Buyer shall (x) in the case of a termination by Seller, pay to Seller an amount equal to $25,000,000 in immediately available funds (the “Break-up Fee”) within two Business Days of Buyer’s receipt of Seller’s notice of termination or (y) in the case of a termination by Buyer, pay to Seller the Break-up Fee concurrently with (and as a condition to the effectiveness of) Buyer’s delivery of notice of termination to Seller. If this Agreement is terminated in accordance with its terms and such termination gives rise to the obligation of Buyer to pay the Break-up Fee, the sole and exclusive remedy of Seller and its Affiliates against Buyer and its Affiliates for any Losses or other damages resulting from, arising out of, or incurred in connection with, this Agreement (including any termination thereof) or any transactions ancillary hereto shall be the Break-up Fee and no Person shall have any rights or claims against Buyer and its Affiliates under this Agreement, whether at law or equity, in contract, tort or otherwise, and none of Buyer and its Affiliates shall have any further liability or obligation resulting from, arising out of, or incurred in connection with, this Agreement, in each case, except for Section 7.08(a) and the Confidentiality Agreement; provided that if such termination by Seller is pursuant to Section 9.01(b) and Buyer’s failure to consummate the Buyer Capital Raise or Buyer’s willful and knowing breach of this Agreement is the proximate cause of the Closing not having been consummated on or before the Outside Date, and Seller has suffered Termination Losses in excess of the amount of the Break-up Fee, Seller shall be entitled to recover from Buyer such excess Termination Losses in an amount up to an additional $25,000,000 in the aggregate.

ARTICLE 10

SURVIVAL; INDEMNIFICATION

Section 10.01. Survival of Representations, Warranties and Covenants. All representations and warranties made by any party in this Agreement or in any certificate deliverable hereunder, and the covenants in Section 5.01, shall survive the Closing Date until the date that is twelve months after the Closing Date, except with respect to, and to the extent of, any claim of which written notice in has been given in good faith and in reasonable detail by one party to the other party prior to such expiration, which shall survive until final resolution of such claim; provided, that representations and warranties set forth in Sections 3.01, 3.02, 3.05, 3.06, 3.26, 4.01, 4.02, 4.07, 4.10 and 4.11 shall survive the Closing indefinitely. All covenants and agreements made by any party in this Agreement (other than the covenants in Section 5.01, which shall survive as set forth in the preceding sentence) shall survive until performed in full or the obligation to so perform shall have expired.

Section 10.02. Indemnification. (a) Effective at and after the Closing and subject to the other provisions of this Article 10, Seller hereby indemnifies Buyer, its Affiliates and the Companies, and their respective officers, directors, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”) against and agrees to hold each of them harmless from any and all Losses actually suffered by a Buyer Indemnified Party, whether or not involving a Third Party Claim, to the extent attributable to or resulting from: (i) the failure of any of the representations or warranties made by Seller in this Agreement or in any certificate delivered hereunder to be true and correct, (ii) any breach of covenant or agreement made or to be performed by Seller pursuant to this Agreement or (iii) without duplication of any amounts described in Section 10.02(a)(i) or (ii) (A) any Income Taxes or Municipal License Taxes of the Companies apportioned to any Pre-Closing Tax Period other than (1) amounts reserved therefor in one of the Balance Sheets and (2) Taxes payable with respect to income earned by, or gross receipts of or gross volume of business of, the Companies during the period from the Balance Sheet Date through the Closing Date and (B) any payments (other than payments owed to another Company) owed by any of the Companies under any tax allocation, sharing or indemnity agreements. For the avoidance of doubt, Seller shall not have any liability under Section 10.02(a) for Taxes allocable to any taxable period (or portion thereof) beginning after the Closing Date.

(b) Effective at and after the Closing and subject to the other provisions of this Article 10, Buyer hereby indemnifies Seller and its Affiliates, and their respective officers, directors, employees, agents and representatives (collectively, the “Seller Indemnified Parties”) against and agrees to hold each of them harmless from any and all Losses actually suffered by any Seller Indemnified Party, whether or not involving a Third Party Claim, to the extent arising out of (i) the failure of any of the representations or warranties made by Buyer in this Agreement or in any certificate delivered hereunder to be true and correct, (ii) any breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement or (iii) any action taken by Buyer (or, after the Closing, any of the Companies) with respect to any of the Continuing Employees.

(c) An indemnifying party shall not have any liability under Section 10.02(a)(i) or Section 10.02(b)(i): (i) until the aggregate amounts of Losses incurred by the indemnified parties and otherwise indemnifiable under Section 10.02(a)(i) or Section 10.02(b)(i), as the case may be, based upon, attributable to or resulting from the failure of any of the representations or warranties to be true and correct exceeds $5,000,000 (the “Basket”) and then only to the extent of such excess and (ii) with respect to any given failure of any representation or warranty to be true and correct unless the Loss from such failure exceeds $100,000 (and any Loss from a given failure that does not exceed such amount shall be disregarded for purposes of determining whether the Basket has been exceeded). An indemnifying party shall not have any liability under Section 10.02(a)(i), 10.02(a)(iii) or 10.02(b)(i) for any Losses, individually or in the aggregate, in excess of $25,000,000 (the “Cap”). Notwithstanding the foregoing, the Basket and Cap shall not limit indemnification for Damages arising from a failure of a representation or warranty set forth in Sections 3.01, 3.02, 3.05, 3.06 or 3.26, of this Agreement (in the case of Losses incurred by a Buyer Indemnified Party) or Sections 4.01, 4.02, 4.07, 4.10 or 4.11 of this Agreement (in the case of Losses incurred by a Seller Indemnified Party) to be true and correct.

(d) For purposes of this Article 10, in determining (i) whether any representation or warranty was not true and correct, any qualification regarding a matter having a Material Adverse Effect (or words of similar import with respect to a Material Adverse Effect) in the representations and warranties in this Agreement and any certificate delivered hereunder, other than in Sections 3.08(a)(ii) and 3.32 (or in any certificate delivered hereunder to the extent in respect of Section 3.08(a)(ii) or 3.32), shall be deemed to be a qualification as to the matter being material in the context of the transactions contemplated by this Agreement (or words of similar import as the context requires) (and, for the avoidance of doubt, the phrases “material,” “materially,” “in all material respects” and similar phrases (other than qualifications as to Material Adverse Effect) in the representations and warranties in this Agreement and any certificate delivered hereunder shall not be affected for purposes of this clause (i)) and (ii) the amount of any indemnifiable Losses under Sections 10.02(a)(i) and 10.02(b)(i) arising from any failure of any representation or warranty to be true and correct, the phrases “material,” “materially,” “in all material respects” or similar phrases and any qualifications as to a Material Adverse Effect in the representations and warranties in this Agreement and any certificate delivered hereunder, other than in Section 3.08(a)(ii) (or in any certificate delivered hereunder to the extent in respect of Section 3.08(a)(ii)), shall be disregarded.

(e) The right to indemnification based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired), at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements (except to the extent, if any, otherwise expressly provided in such waiver).

Section 10.03. Third Party Claim Procedures. (a) The party seeking indemnification under this Article 10 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought hereunder. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense.

(c) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 10.03, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not expressly unconditionally release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other similar equitable relief against the Indemnified Party or any of its Affiliates, (ii) the Indemnified Party shall not enter into any settlement of such Third Party Claim without the prior written consent of the Indemnifying Party and (iii) the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be paid by the Indemnified Party, except that the Indemnifying Party shall pay such fees and expenses to the extent both the Indemnifying Party and the Indemnified Party are named parties and representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest (in which case the Indemnifying Party shall pay for only one separate counsel for all Indemnified Parties).

(d) In connection with the defense or prosecution of any Third Party Claim, each party shall (i) cooperate, and cause its respective Affiliates to cooperate, in the defense or prosecution of such claim, (ii) furnish or cause to be furnished such documents, records, information and testimony, grant or cause to be granted access to all reasonably requested witnesses, and attend such conferences, discovery proceedings, hearings, trials or appeals, in each case as may be reasonably requested in connection therewith, (iii) take all reasonable steps to make available to the other party, upon written request, its former and current employees, other personnel and agents (whether as witnesses or otherwise) to the extent that such persons may reasonably be required in connection therewith. Neither Seller nor Buyer will (and each of Seller and Buyer shall cause its respective Affiliates not to) destroy or dispose of any documents, records or information related to the defense or prosecution of any Third Party Claim without first using its reasonable best efforts to notify the other party of the proposed destruction or disposition and giving the other party the opportunity to take possession of or copy such documents, records or information prior to such destruction or disposition.

(e) Notwithstanding anything herein to the contrary, this Section 10.03 shall not apply to any Tax Contest governed by Article 12.

Section 10.04. Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under this Article 10 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party.

Section 10.05. Calculation of Losses. (a) The amount of any Losses payable under this Article 10 by the Indemnifying Party shall be net of any (i) amounts recovered by the Indemnified Party under applicable insurance policies, or from any other Person other than the Indemnifying Party (pursuant to this Article 10) alleged to be responsible therefor, and (ii) Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Losses. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person other than the Indemnifying Party (pursuant to this Article 10) alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party (net of any costs or expenses incurred or to be incurred by the Indemnified Party in obtaining such amount).

(b) Notwithstanding anything to the contrary herein, the Indemnifying Party shall not be liable under this Agreement for any (i) consequential, indirect, incidental, special, exemplary or punitive Losses, (ii) Losses for lost profits or opportunities or (iii) Losses specifically reserved on one of the Balance Sheets.

(c) Each Indemnified Party must use its commercially reasonable efforts to mitigate any Losses for which such Indemnified Party seeks indemnification under this Agreement.

(d) Each Indemnified Party shall use its commercially reasonable efforts to collect any amounts available under insurance coverage, or from any other Person other than the Indemnifying Party potentially responsible, for any Losses payable under this Article 10.

Section 10.06. Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to this Article 10 and the Indemnified Party potentially could have recovered all or a part of such Losses from a third party (a “Potential Contributor”), the Indemnified Party shall, to the fullest extent permitted under Applicable Law, assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

Section 10.07. Exclusivity. Except as specifically set forth in this Agreement or in the case of intentional fraud, effective as of the Closing, Buyer waives (and will cause the other Buyer Indemnified Parties to waive) any rights and claims Buyer, or any other Buyer Indemnified Party, may have against Seller (or any of the Seller Indemnified Parties), whether in law or in equity, relating to any Company or the Transferred Shares or other transactions contemplated hereby. The rights and claims waived by Buyer and the other Buyer Indemnified Parties include claims for contribution or other rights of recovery arising out of or relating to any Environmental Law (whether now or hereinafter in effect), claims for breach of contract, breach of representation or warranty, negligence, misrepresentation and all other claims for breach of duty. After the Closing, this Article 10 shall provide the exclusive remedy for any of the matters addressed herein and any other claims arising out of this Agreement or the transactions contemplated hereby, except (i) as provided in Section 11.13 with respect to the covenants and agreements to be performed after Closing; (ii) for the rights and remedies under the Transition Services Agreement and (iii) for claims of intentional fraud.

Section 10.08. Treatment of Indemnity Payments. All payments made by Seller to or for the benefit of the Buyer Indemnified Parties pursuant to this Article 10 and all payments made by Buyer to or for the benefit of the Seller Indemnified Parties pursuant to this Article 10 shall be treated as adjustments to the Purchase Price for Tax purposes, unless otherwise required by law, and such agreed treatment shall govern for purposes of this Agreement. All payments to or for the benefit of the Buyer Indemnified Parties under this Article 10 shall be made by or on behalf of Seller.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Buyer, to:

Oriental Financial Group Inc.

Professional Office Park S.E.

P.O. Box 195115

San Juan 00919-5115

Puerto Rico

Attention: Carlos O. Souffront

Facsimile No.: (787) 771-6896

E-mail: csouffront@orientalfg.com

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Victor I. Lewkow

Facsimile No.: (212) 225-3999

E-mail: vlewkow@cgsh.com

if to Seller, to:

Banco Bilbao Vizcaya Argentaria

Paseo Castellana, 81

28046 Madrid

Attention: María Jesús Arribas de Paz

Head of Corporate Legal Services

Facsimile No.: 34 91 374 6833

E-mail: mjesus.arribas@bbva.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: William L. Taylor

Facsimile No.: (212) 701-5800

E-mail: william.taylor@davispolk.com

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 11.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as set forth in Section 10.07, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 11.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Section 11.06. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.08. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except for Section 6.06 with respect to a Company Indemnified Party, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 11.09. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 11.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.11. Seller Disclosure Schedules. Seller has set forth information on the Seller Disclosure Schedules in Schedules thereof that correspond to the Sections of this Agreement to which they relate. A matter set forth in one Section of the Seller Disclosure Schedules need not be set forth in any other Section so long as its relevance to such other Section of the Seller Disclosure Schedules or to another section of this Agreement is reasonably apparent on the face of the information disclosed therein. The parties acknowledge and agree that the Seller Disclosure Schedules may include certain items and information solely for informational purposes for the convenience of Buyer and the disclosure by Seller of any matter in the Seller Disclosure Schedules shall not be deemed to constitute an acknowledgement by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

Section 11.12. Construction and Interpretation. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

Section 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any covenant or agreement in this Agreement were not performed in accordance with its specific terms or otherwise were breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each party hereto agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of any of the covenants or agreements in this Agreement, and to enforce specifically the performance by such first party under this Agreement. The equitable remedies described in this Section 11.13 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue.

ARTICLE 12

TAX MATTERS

Section 12.01. Tax Returns Filed Prior to Closing. Seller shall prepare or shall cause to be prepared all Tax Returns required to be filed under applicable law by the Companies on or prior to the Closing Date (taking into account any extensions received from the relevant taxing authorities), and shall be responsible for the timely filing of such Tax Returns. Such Tax Returns shall be true and correct and completed in accordance with applicable law, shall accurately set forth all items to the extent required to be reflected or included in such Tax Returns by applicable laws, regulations or rules, and shall be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by an intervening change in law. Seller shall provide Buyer with a copy of such Tax Returns, as filed with the appropriate Taxing Authority.

Section 12.02. Allocation to Tax Periods. To the extent permitted by applicable law, Buyer and the Companies shall treat the Closing Date as the last day of the taxable year of the Companies for all Tax purposes, and shall take any necessary action to ensure such treatment. For the portion of the Closing Date after the time of Closing, other than transactions expressly contemplated hereby, Buyer shall cause the Companies to carry on its business only in the ordinary course in the same manner as heretofore conducted. For all other Taxes, and for all purposes of this Agreement, in order to apportion appropriately any Taxes relating to a Straddle Period, the portion of any Taxes that are allocable to the Pre-Closing Straddle Period shall be (a) in the case of income Taxes and all other Taxes that are not imposed on a periodic basis, the amount that would be payable if the taxable year or period ended on the Closing Date based on an interim closing of the books and (b) in the case of any Taxes that are imposed on a periodic basis, the amount of such Taxes for the relevant period multiplied by a fraction the numerator of which shall be the number of calendar days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of calendar days in the entire period.

Section 12.03. Tax Returns Filed After Closing. Buyer shall prepare or shall cause to be prepared all Tax Returns required by Applicable Law to be filed by the Companies after the Closing Date, including Tax Returns with respect to a Straddle Period. Buyer shall deliver to Seller any Tax Returns relating to a Pre-Closing Tax Period no less than thirty (30) days prior to the applicable filing deadline (taking into account applicable extensions). Seller shall be entitled to review and comment on such Tax Returns, such comments to be provided at least fifteen (15) days before such Tax Returns are due to be filed, and Buyer and Seller agree to negotiate in good faith to resolve any disagreements. In the event any disagreement between Buyer and Seller cannot be resolved before such Tax Returns are due to be filed, such Tax Returns shall be filed in accordance with Buyer’s reasonable determination; provided that in this event any amount indicated as due and payable on such Tax Returns in respect of Taxes that relate to Pre-Closing Tax Periods shall not be determinative of Losses. Buyer shall cause any amounts shown to be due on Tax Returns that include Pre-Closing Tax Periods to be timely remitted to the applicable Governmental Authority on or prior to the date such Taxes are due.

Section 12.04. Refunds Attributable to Pre-Balance Sheet Periods. Buyer shall promptly pay or cause to be paid to Seller all refunds of Taxes and interest thereon received by Buyer, any Affiliate of Buyer or the Companies attributable to any Pre-Balance Sheet Tax Period.

Section 12.05. Tax Contests. Buyer shall promptly notify Seller in writing upon receipt by Buyer or any of the Companies of notice in writing of any Tax Contest involving Income Taxes or Municipal License Taxes that relates either to (i) any Pre-Balance Sheet Tax Period of the Companies, or (ii) any Tax Return or Taxes in respect of which Seller has made a representation about the accuracy or payment thereof pursuant to Section 3.19 and which may give rise to a claim for indemnification under Article 10. Seller may, at its own expense, participate in and, upon written notice to Buyer, assume the defense of any such Tax Contest. If Seller assumes such defense, Seller shall have the sole discretion as to the conduct of such defense and Buyer shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from counsel employed by Seller. Seller shall keep Buyer informed of the progress of any such Tax Contest and provide copies of any correspondence with any Taxing Authority related to any Tax Contests controlled by Seller. Seller shall not settle any such Tax Contest without Buyer’s prior written consent, which consent shall not be unreasonably withheld.

Section 12.06. Tax Cooperation. Buyer, the Companies and Seller shall cooperate fully, each at its own expense, as to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article 12 and any audit, litigation or other proceeding with respect to Taxes.

Section 12.07. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be borne 50% by Buyer and 50% by Seller; provided that Buyer shall bear 100% of such charges and fees incurred in connection with the Bank Merger. Buyer will file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ORIENTAL FINANCIAL GROUP INC.

By:	/s/ José Rafael Fernández
	Name:	José Rafael Fernández
	Title:	President and Chief Executive Officer

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

By:	/s/ Javier Rodríguez Soler
	Name:	Javier Rodríguez Soler
	Title:	Head of Strategy and M&A